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As filed with the Securities and Exchange Commission on May 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bunge Limited Finance Corp. (Exact name of Registrant as specified in its charter and translation of Registrant's name into English)			Bunge Limited (Exact name of Registrant as specified in its charter and translation of Registrant's name into English)
Delaware (State or other jurisdiction of incorporation or organization)	2070 (Primary standard Industrial Classification Code Number)	26-002-1554 (I.R.S. Employer Identification No.)	Bermuda (State or other jurisdiction of incorporation or organization)	2070 (Primary standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

50 Main Street
White Plains, New York 10606
(914) 684-2800
(Address and telephone number of Registrant's principal executive offices)

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Susanna K. Ter-Jung, Assistant General Counsel
(914) 684-2800
(Name, address and telephone number of agent for service)

with a copy to:
Andrew B. Jánszky
Shearman & Sterling
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

7.80% Senior Notes due 2012 of Bunge Limited Finance Corp.	$200,000,000	100%	$200,000,000	$16,180

Guarantee of Bunge Limited	—	—	—	—

(1)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)
Calculated based upon the market value of the securities to be received by the registrants in the exchange in accordance with Rule 457(f). Pursuant to Rule 457(n), no registration fee will be paid in connection with the guarantees.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

         Subject to Completion dated May 2, 2003

$200,000,000

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BUNGE LIMITED FINANCE CORP.

OFFER TO EXCHANGE

7.80% Senior Notes due 2012
that have been registered under the Securities Act of 1933

for any and all

Unregistered 7.80% Senior Notes due 2012

Fully and Unconditionally Guaranteed as to payment of principal and interest by

BUNGE LIMITED

TERMS OF EXCHANGE OFFER

        This prospectus and accompanying letter of transmittal relate to the proposed offer by Bunge Limited Finance Corp. to exchange up to $200,000,000 aggregate principal amount of new 7.80% senior notes due 2012, which are registered under the Securities Act of 1933, as amended, for any and all of its 7.80% senior notes due 2012 that were issued on October 15, 2002. The exchange senior notes are unconditionally guaranteed as to payment of principal and interest by Bunge Limited. Bunge Limited Finance Corp. is a wholly owned subsidiary of Bunge Limited. The unregistered senior notes have certain transfer restrictions. The exchange senior notes will be freely transferable.

  •
  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2003, UNLESS WE EXTEND THE OFFER.

  •
  Tenders of outstanding unregistered senior notes may be withdrawn at any time before 5:00 p.m. on the date the exchange offer expires.

  •
  All outstanding unregistered senior notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  The terms of the exchange senior notes to be issued are substantially similar to the unregistered senior notes, except they are registered under the Securities Act of 1933, do not have any transfer restrictions and do not have registration rights or rights to additional interest.

  •
  The exchange of senior notes will not be a taxable exchange for U.S. federal income tax purposes.

  •
  Neither Bunge Limited Finance Corp. nor Bunge Limited will receive any proceeds from the exchange offer.

  •
  The exchange senior notes will not be listed on any exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003

        Each holder of an unregistered senior note wishing to accept the exchange offer must deliver the unregistered senior notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered senior notes by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream Luxembourg") or Euroclear Bank S.A./N.A., as operator of the Euroclear System ("Euroclear"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.

        If you are a broker-dealer that receives exchange senior notes for your own account you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange senior notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act of 1933. You may use this prospectus, as we may amend or supplement it in the future, for your resales of exchange senior notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the date of consummation of this exchange offer.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. Neither Bunge Limited Finance Corp. nor Bunge Limited is making an offer of the senior notes in any jurisdiction where the offer is not permitted.

        References to "Bunge Limited Finance" mean Bunge Limited Finance Corp. and references to "Bunge," "we", "us" and "our" in this prospectus mean, unless otherwise indicated, Bunge Limited and its consolidated subsidiaries, including Bunge Limited Finance Corp. Whenever we refer in this prospectus to the 7.80% senior notes due 2012 issued on October 15, 2002, we will refer to them as the "unregistered senior notes." Whenever we refer in this prospectus to the registered 7.80% senior notes due 2012, we will refer to them as the "exchange senior notes." The unregistered senior notes and the exchange senior notes are collectively referred to as the "senior notes." References to "$" and "dollars" are to United States dollars.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, the forward-looking statements. These factors include the risks, uncertainties and other factors discussed under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, which is incorporated herein by reference, under the headings "Item 3.D. Risk Factors," "Item 4. Information on the Company—Business Overview," "Item 5. Operating and Financial Review and Prospects" and elsewhere. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

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  our operations, competitive position, strategy and prospects;

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  industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather;

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  estimated demand for the commodities and other products that we sell and use in our business;

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  the effects of adverse economic, political or social conditions and changes in foreign exchange policy or rates;

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  our ability to benefit from acquisitions, joint ventures and strategic alliances;

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  governmental policies affecting our business, including agricultural and trade policies and laws governing environmental liabilities;

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  our funding needs and financing sources; and

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  the outcome of pending regulatory and legal proceedings.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus and the documents incorporated by reference into this prospectus not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which we file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the Securities and Exchange Commission, or SEC. You may read and copy any materials that we file with or submit to the SEC at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	North East Regional Office 233 Broadway New York, New York 10279	Midwest Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661

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        Please call the SEC at (800) SEC-0330 for further information about the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed. You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005. The SEC also maintains an internet website that contains reports, proxy statements and other information companies file with the SEC. The address of that site is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference into this prospectus certain information that we file with the SEC, which means that we are disclosing to you important information not contained in this prospectus by referring you to those documents that are considered part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

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  our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, which we refer to as the 2002 Annual Report, that we filed with the SEC on March 31, 2003; and

  •
  our report filed on Form 6-K submitted on May 2, 2003.

        All documents that we will file with or submit to the SEC under the Exchange Act on Form 20-F, and on Form 6-K which specifically state that they are intended to be incorporated by reference, after the date of this prospectus and prior to the completion of the exchange offer, shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Bunge Limited's file number for documents filed under the Exchange Act is 001-16625. We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document, until the exchange offer is complete. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

iii

SUMMARY

        The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read carefully the entire prospectus, accompanying letter of transmittal and documents incorporated by reference.

Bunge Limited Finance Corp.

        Bunge Limited Finance Corp. is an indirect, wholly owned subsidiary of Bunge Limited and was formed for the sole purpose of issuing the debt of Bunge, other than commercial paper, and investing the proceeds of the issuances in a master trust facility that Bunge created to centralize its financing operations. The master trust acquires loans made to Bunge Limited and its subsidiaries with the proceeds from debt incurred by Bunge through Bunge Limited Finance and other finance subsidiaries. Bunge Limited Finance's sole asset is a trust certificate entitling it to a fractional undivided interest in the pool of intercompany loans held by the Bunge master trust facility. Among other things, the master trust facility is intended to allow creditors of Bunge Limited Finance, including holders of the senior notes, to have the benefit of claims in respect of Bunge's subsidiaries which are equal in right of payment to indebtedness owed or payable to other creditors of these subsidiaries. See "Description of Master Trust Structure" for a discussion of the Bunge master trust facility and the assets it holds. Bunge Limited Finance is incorporated under the laws of the State of Delaware.

Bunge Limited

        Bunge Limited has fully and unconditionally guaranteed the payment of the principal of, premium, if any, and interest on the exchange senior notes offered hereby when due and payable. Bunge Limited is a limited liability company formed under the laws of Bermuda.

        We are an integrated, global agribusiness and food company operating in the farm-to-consumer food chain which ranges from raw materials such as grains and fertilizers to retail food products such as flour and margarine. We have primary operations in North America, Brazil, Argentina and Europe and worldwide distribution capabilities. We conduct our operations in three divisions: agribusiness, fertilizer and food products. In 2002, we had total net sales of $14,074 million and income from operations of $739 million. We believe we are:

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  the world's largest oilseed processing company, based on processing capacity;
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  the largest processor of soybeans in the Americas and one of the world's leading exporters of soybean products, based on volumes;
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  the largest producer and supplier of fertilizers to farmers in South America, based on volumes;
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  the leading seller of bottled vegetable oils worldwide, based on sales; and
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  one of the world's largest corn dry millers and the largest wheat miller in South America, based on volumes.

        Our agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. Our primary grain origination and oilseed processing assets are located in the United States, Brazil, Argentina and Europe. We have international marketing offices in 18 countries. Net sales in our agribusiness division were $10,291 million in 2002, or 73% of our total net sales.

        Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to sales of mixed fertilizer formulas. Our fertilizer activities are primarily located in Brazil. Net sales in our fertilizer division were $1,384 million in 2002, or 10% of our total net sales.

        Our food products division consists of four business lines: edible oil products, wheat milling and bakery products, corn products and soy ingredients. These businesses produce and sell food products such as edible oils, shortenings, margarine, mayonnaise, milled products, bakery mixes and baked goods and food ingredients to food processors, foodservice companies and retail outlets. Our food products division, primarily located in the United States, Europe and Brazil, benefits from a stable source of soybeans, crude oils and meals, wheat and corn provided by our agribusiness operations. Net sales in our food products division were $2,399 million in 2002, or 17% of our total net sales.

Recent Developments

        Financial results for 2003 first quarter.    Although complete financial statements for the first quarter of 2003 are not yet available, on April 29, 2003 we announced certain operating results for the quarterly period ended March 31, 2003. The following summarizes select items in our unaudited consolidated financial results for the three months ended March 31, 2003 and 2002. This summary should be read in conjunction with "Item 5. Operating and Financial Review and Prospects—Operating Results" and our consolidated financial statements and notes to the consolidated financial statements included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, incorporated herein by reference.

	Three Months Ended March 31,
	2003	2002
	(US$ in millions, except volumes and share data)
Volumes (in thousands of metric tons)	22,811	14,575
Consolidated Statement of Income Data:
Net sales	$4,884	$2,684
Gross profit	268	184
Income from operations	118	68
Non-operating income (expense) — net	(21)	(9)
Income tax expense	(37)	(3)
Income from continuing operations before minority interest	60	56
Minority interest	(20)	(20)
Income from continuing operations	40	36
Cumulative effect of change in accounting principles, net of tax of $6 (2002) (1)	—	(23)

Net income	$40	$13

Earnings per common share—basic:
Income from continuing operations	$.40	$.42
Cumulative effect of change in accounting principles	—	(.27)

Net income per share	$.40	$.15

Weighted average number of common shares outstanding—basic	99,585,970	85,580,221

(1)
Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangibles. As a result of the adoption of SFAS No. 142, we recorded a charge of $14 million, net of tax, representing a write-off of goodwill in the milling and baking products segment in the first quarter of 2002. Effective January 1, 2002, we adopted SFAS No. 143, Accounting for Asset Retirement Obligations. As a result of the early adoption of SFAS No. 143, we recorded a cumulative effect of a change in accounting principle charge of $9 million, net of tax, in the first quarter of 2002.

        Effective October 2002, Cereol became a consolidated subsidiary of Bunge, and its results of operations are included in Bunge's consolidated results of operations for the quarter ended March 31, 2003. Net sales increased 82% to $4,884 million in the first quarter of 2003 from $2,684 million in the first quarter of 2002 due to increases in sales volumes in all business divisions, with agribusiness volumes increasing 65%, fertilizer volumes increasing 3% and food products volumes increasing 51%. Sales volumes increased significantly due to internal growth in our business and the October 2002 acquisition of Cereol. Our gross profit increased 46% in the first quarter of 2003 from the first quarter of 2002 due to increases in gross profit in all of our business divisions. Our income from operations increased 74% in the first quarter of 2003 from the first quarter of 2002 due to internal growth in our business and the acquisition of Cereol.

  Agribusiness

        Sales volumes increased 65%, and gross profit increased 42% or $32 million, over the same period in 2002 in our agribusiness division. Income from operations increased 45%, or $14 million, to $45 million. Sales volumes increased in all three business lines within our agribusiness division. Agribusiness results were particularly strong in South America, primarily due to a large harvest that produced strong volumes and margins, and offset a decline in results for North America. The improved results also reflected the continued growth of our international marketing operations.

  Fertilizers

        Sales volumes increased 3%, and gross profit increased 11% or $6 million, over the same period in 2002 in our fertilizer division. Income from operations increased 45%, or $13 million, to $42 million. The first quarter of 2002 included an extra month of results from Fosfertil, which had been reporting its results one month in arrears. The increase in results was primarily due to aggressive farmer planting for a large second crop and higher fertilizer sales prices. Increased international prices for imported fertilizers and raw materials also contributed to an increase in local margins, as products are priced to import parity. In addition, increased urea prices due to the rising international price of natural gas contributed to the results.

  Food Products

        Sales volumes increased 51%, and gross profit increased 87% or $46 million, over the same period in 2002 in our food products division. Income from operations increased 167%, or $25 million, to $40 million. Edible oil products and soy ingredients results were significantly higher due to the inclusion of Cereol's operations. These results offset a decline in gross profit and income from operations in our milling and baking products business.

  Non-operating income (expense)—net

        Non-operating income (expense)—net increased $12 million to an expense of $21 million, primarily due to higher interest expense caused by higher levels of debt incurred to acquire Cereol and debt assumed in the acquisition. Also, in the latter half of 2002, we issued long-term debt at relatively higher interest rates to reduce our reliance on short-term debt. This increase in interest expense was partially offset by foreign exchange gains of $7 million resulting from the 5% appreciation in the value of the Brazilian real against the U.S. dollar in the first quarter of 2003. These gains were offset by marked-to-market losses on U.S. dollar denominated inventory reflected in cost of goods sold. During the first quarter of 2003, the value of the Argentine peso appreciated 13% against the U.S. dollar, resulting in exchange losses, compared to exchange gains recognized in the same period in 2002 when the peso devalued by 45% relative to the U.S. dollar.

  Net Income

        Our net income in the first quarter of 2003 was $40 million, or $0.40 per share. In the first quarter of 2002 our net income was $13 million, or $0.15 per share, which results were affected by $18 million in tax credits relating to refunds of prior year's taxes and reversals of deferred tax asset valuation and a cumulative effect of change in accounting principles charge of $23 million, or $0.27 per share.

        Segment Reclassification.    In the first quarter of 2003, we changed the name of our "wheat milling and bakery products" segment to "milling and baking products" in connection with the reclassification of our corn milling products business line from the "other" segment to the "milling and baking products" segment. Accordingly, amounts for the three months ended March 31, 2002 have been reclassified to reflect this change. As a result of this change, the "other" segment will consist solely of our soy ingredients business until these assets are contributed to the joint venture we have entered into with E.I. duPont Nemours and Company. See "—Alliance with DuPont" for more information regarding this joint venture. Upon completion of the contribution of assets to Solae, we will have four reporting segments—agribusiness, fertilizer, edible oil products and milling and baking products.

        Alliance with DuPont.    In January 2003, we announced our agreement to form an alliance with E.I. DuPont de Nemours and Company to expand our agribusiness and soy ingredients businesses. The alliance will initially consist of three components: a joint venture, called Solae L.L.C., for the production and distribution of specialty food ingredients, such as soy protein products and lecithins; a biotechnology agreement to jointly develop and commercialize soybeans with improved quality traits; and an alliance to develop a broader offering of services and products to farmers. Pursuant to the alliance, we agreed to contribute our soy ingredients business to Solae in exchange for a 28% interest in Solae plus an estimated $256 million in cash to be paid by Solae, which will fund the payment with joint venture debt. DuPont agreed to contribute its Protein Technologies food ingredients business for a 72% interest in Solae. We have the right to increase our interest in Solae to 40% according to an agreed upon formula.

        On April 1, 2003, we and DuPont formed Solae, with DuPont contributing its Protein Technologies business and our contribution of our North American and European ingredients operations. In May 2003, we will contribute our majority interest in our Brazilian ingredients operations to Solae, which will then extend an offer to acquire the interests of minority shareholders. Solae is based in St. Louis, Missouri.

        Sale of Lesieur.    In November 2002, we announced our agreement to sell Lesieur, a French maker of branded bottled vegetable oils, to Saipol, an oilseed processing joint venture between Cereol S.A., a wholly owned subsidiary of Bunge Limited, and Sofiproteol, the financial institution for oilseed cooperatives. As a result of this transaction, Cereol will retain its 33.34% interest in Saipol and Sofiproteol will control the remaining 66.66%. We anticipate that the transaction will close in the third quarter of 2003. We expect to receive net proceeds of €181 million from the sale at closing.

        Purchase of Cereol's Minority Interest.    On April 9, 2003, we completed our squeeze-out of the Cereol shares that remained publicly traded on the Euronext market, and now own 100% of Cereol's capital and voting rights. The squeeze-out followed a minority buy-out offer at a purchase price equal to €32 per share. Upon completion of the squeeze out, Cereol's shares were delisted from the Euronext market.

        Settlement of Ducros Arbitration.    On April 29, 2003, Cereol and Cereol Holding France entered into a settlement agreement with McCormick & Company, Incorporated, McCormick France SAS and Ducros S.A. relating to a claim for (€155 million brought by McCormick over the purchase price of Ducros S.A., which was sold to McCormick in August 2000. Under the settlement agreement, Cereol has paid McCormick) €49.6 million. This payment does not reflect any potential tax benefits to be realized by us. In connection with the settlement, we will also pay an additional purchase price to Edison and Cereol's former public shareholders of approximately €33.5 million in the aggregate.

        Argentina.    From January 1, 2003 to April 29, 2003, the peso has appreciated 18% against the U.S. dollar.

        Brazil.    From January 1, 2003 to April 29, 2003, the real has appreciated 21% against the U.S. dollar.

        Bunge Limited Finance and Bunge Limited have their principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and their telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

        Bunge's website address is www.bunge.com. Information contained in or connected to Bunge's website is not a part of this prospectus.

SUMMARY OF THE EXCHANGE OFFER

        On October 15, 2002, Bunge Limited Finance issued $200 million aggregate principal amount of unregistered 7.80% senior notes due 2012. The unregistered senior notes are fully and unconditionally guaranteed as to payment of principal and interest by Bunge Limited. On the same day, we and the initial purchasers of the unregistered senior notes entered into an exchange and registration rights agreement in which we agreed that you, as a holder of unregistered senior notes, would be entitled to exchange your unregistered senior notes for exchange senior notes registered under the Securities Act but otherwise having substantially identical terms to the unregistered senior notes. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your senior notes. The exchange senior notes will be our obligations and will be entitled to the benefits of the indenture relating to the unregistered senior notes. The exchange senior notes will also be fully and unconditionally guaranteed as to payment of principal and interest by Bunge Limited. The form and terms of the exchange senior notes are identical in all material respects to the form and terms of unregistered senior notes, except that the exchange senior notes have been registered under the Securities Act, and therefore will contain no restrictive legends; the exchange senior notes will not have registration rights; and the exchange senior notes will not have rights to additional interest. For additional information on the terms of the exchange offer, see "The Exchange Offer."

The Exchange Offer	Bunge Limited Finance is offering to exchange $1,000 principal amount of 7.80% senior notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding unregistered senior notes due 2012 that were issued on October 15, 2002. As of the date of this prospectus, $200 million in aggregate principal amount of our unregistered senior notes are outstanding.
Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we decide to extend the expiration date.
Conditions of the Exchange Offer
Bunge Limited Finance will not be required to accept for exchange any unregistered senior notes, and Bunge Limited Finance may amend or terminate the exchange offer if any of the following conditions or events occurs:
	•	the exchange offer, or the making of any exchange by a holder of unregistered senior notes, violates applicable law or any applicable interpretation of the staff of the SEC;
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any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in Bunge Limited Finance's reasonable judgment, would impair its ability to proceed with the exchange offer; and
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any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated which, in Bunge Limited Finance's good faith determination, does not permit it to effect the exchange offer.

Bunge Limited Finance will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the unregistered senior notes as promptly as practicable. Bunge Limited Finance reserves the right to waive any conditions of the exchange offer.
Resale of Exchange Senior Notes
Based on interpretative letters of the SEC staff to third parties unrelated to us, Bunge Limited Finance believes that you can resell and transfer the exchange senior notes you receive pursuant to this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	any exchange senior notes to be received by you will be acquired in the ordinary course of your business;
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you are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the unregistered senior notes or exchange senior notes;
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you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of Bunge Limited Finance or Bunge Limited or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
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if you are a broker-dealer, you have not entered into any arrangement or understanding with Bunge Limited Finance or Bunge Limited or any "affiliate" of Bunge Limited Finance or Bunge Limited (within the meaning of Rule 405 under the Securities Act) to distribute the exchange senior notes;
•
if you are a broker-dealer and you will receive exchange senior notes for your own account in exchange for unregistered senior notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange senior notes; and
	•	you are not acting on behalf of any person or entity that could not truthfully make these representations.
If you wish to accept the exchange offer, you must represent to Bunge Limited Finance that these conditions have been met.

If Bunge Limited Finance's belief is inaccurate and you transfer any exchange senior note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. Bunge Limited Finance does not assume or indemnify you against such liability, but it does not believe that any such liability should exist.
Accrued Interest on the Exchange Senior Notes and Unregistered Senior Notes
The exchange senior notes will accrue interest from and including April 15, 2003. Bunge Limited Finance will pay interest on the exchange senior notes semi-annually on April 15 and October 15 of each year, commencing October 15, 2003.

Holders of unregistered senior notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered senior notes until the date of the issuance of the exchange senior notes. Consequently, holders of exchange senior notes will receive the same interest payments that they would have received had they not accepted the exchange offer.
Procedures for Tendering Unregistered Senior Notes
If you wish to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on , 2003, the expiration date of the exchange offer. You must also provide:
•
a confirmation of any book-entry transfer of unregistered senior notes tendered electronically into the exchange agent's account with DTC, Euroclear or Clearstream Luxembourg. You must comply with DTC's, Euroclear's or Clearstream Luxembourg's respective standard operating procedures for electronic tenders, by which you will agree to be bound in the letter of transmittal; or
• physical delivery of your unregistered senior notes to the exchange agent's address as set forth in the letter of transmittal.
The letter of transmittal must also contain the representations you must make to us as described under "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners
If you are a beneficial owner of unregistered senior notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered senior notes, you should contact the registered holder promptly and instruct them to tender your unregistered senior notes on your behalf.
Guaranteed Delivery Procedures for Unregistered Senior Notes
If you cannot meet the expiration deadline, or you cannot deliver your unregistered senior notes, the letter of transmittal or any other required documentation, or comply with DTC's, Euroclear's or Clearstream Luxembourg's respective standard operating procedures for electronic tenders on time, you may tender your unregistered senior notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw the tender of your unregistered senior notes at any time prior to 5:00 p.m., New York City time, on , 2003, the expiration date.

Consequences of Failure to Exchange
If you are eligible to participate in this exchange offer and you do not tender your unregistered senior notes as described in this prospectus, your unregistered senior notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange senior notes, the unregistered senior notes are likely to be much less liquid than before the exchange offer. The unregistered senior notes will, after the exchange offer, bear interest at the same rate as the exchange senior notes.
Certain U.S. Federal Income Tax Consequences	The exchange of the unregistered senior notes for exchange senior notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes.
Use of Proceeds	Neither Bunge Limited Finance nor Bunge Limited will receive any proceeds from the issuance of exchange senior notes pursuant to the exchange offer.
Exchange Agent for Unregistered Senior Notes
The Bank of New York, the trustee under the indenture for the unregistered senior notes, is serving as the exchange agent in connection with the exchange offer. The Bank of New York can be reached at Reorganization Unit, 101 Barclay Street, Floor 7E, New York, New York 10286, Attention: Diane Amoroso; its telephone number is (212) 815-3738 and its facsimile number is (212) 298-1915.

SUMMARY DESCRIPTION OF THE EXCHANGE SENIOR NOTES

        The following summarized description of the exchange senior notes is subject to a number of important exceptions and qualifications. For additional information on the terms of the exchange senior notes, see "Description of Senior Notes."

Issuer	Bunge Limited Finance Corp.
Guarantor	Bunge Limited.
Exchange Senior Notes	$200,000,000 aggregate principal amount of registered 7.80% senior notes due 2012.
Maturity Date	October 15, 2012.
Interest Payment Dates
April 15 and October 15 of each year, beginning on October 15, 2003, which is the interest payment date immediately following the last interest payment date for which interest was paid on unregistered senior notes exchanged pursuant to the exchange offer.
Ranking	The exchange senior notes will be unsecured obligations of Bunge Limited Finance and will rank equally in right of payment with Bunge Limited Finance's other unsecured and unsubordinated indebtedness.
Further Issuances
Bunge Limited Finance may, without the consent of the holders of the exchange senior notes, from time to time issue other senior notes, including senior notes of the same series that have the same ranking as the exchange senior notes,
Guarantee
All payments on the exchange senior notes, including principal and interest, will be fully and unconditionally and irrevocably guaranteed by Bunge Limited. Bunge Limited's guarantee will rank equally in right of payment with its other unsecured and unsubordinated indebtedness and guarantees.
Optional Redemption
The exchange senior notes are redeemable at Bunge Limited Finance's option, in whole or in part, at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.
Prepayment at Option of Holders Upon Change of Control
Upon a change of control (as defined in the indenture) holders of the exchange senior notes will have the right to require Bunge Limited Finance to repurchase all or part of their exchange senior notes at the price described in this prospectus, plus accrued and unpaid interest to the date of purchase.
Certain Covenants
The indenture governing the exchange senior notes contains covenants that limit Bunge Limited Finance's ability to engage in any transactions other than those allowed under the master trust facility as described in "Description of Master Trust Structure". The indenture also contains covenants that, among other things, limit Bunge Limited's ability, and the ability of its subsidiaries, to:
• incur certain liens;
• engage in sale-leaseback transactions;

	•	engage in transactions with affiliates;
	•	sell, transfer, lease or otherwise dispose of properties or assets;
	•	incur indebtedness at the subsidiary level;
	•	agree to restrictions on dividends or loans by subsidiaries; or
	•	amalgamate, merge or consolidate or sell all or substantially all of its assets.

These limitations are subject to a number of important qualifications and exceptions. The indenture also contains financial covenants with which Bunge Limited must comply. See "Description of Senior Notes—Covenants."
Events of Default	The indenture provides for events of default, subject to applicable cure periods, including:
	•	the default in any payment of interest on an exchange senior note when due, continues for 30 days;
	•	the default in any payment of principal of, or premium, if any, on an exchange senior note when due;
	•	if Bunge Limited Finance or Bunge Limited fails to comply for 60 days after it receives a written notice of default with its other agreements under the indenture;
•
if one or more money judgments or decrees have been entered against Bunge Limited Finance or Bunge Limited involving a liability in excess of $50,000, in the case of Bunge Limited Finance, or $50 million, in the case of Bunge Limited and all such judgments or decrees are not vacated, discharged or stayed pending appeal within 30 days; or
	•	if Bunge Limited Finance or Bunge Limited fails to pay the principal of any indebtedness when it becomes due, whether at or before maturity, in an amount exceeding $50 million; and
	•	certain events of bankruptcy, insolvency or reorganization occur.
Trustee	The Bank of New York.
Listing	The exchange senior notes will not be listed on an exchange.

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

        The ratio of earnings to fixed charges for Bunge are set forth below for each year in the five-year period ended December 31, 2002.

        For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and taxes. Fixed charges represent interest expense, amortization of capitalized interest and such portion of rental expense that represents an appropriate interest factor.

	Year Ended December 31,
	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges	3.3x	1.9x	1.3x	0.9x	1.8x

RISK FACTORS

        You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus, including under the heading "Item 3. Risk Factors" in our 2002 Annual Report, before deciding to invest in the senior notes. Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described therein. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations.

Risks Relating to the Senior Notes

Servicing our debt obligations requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our ability to pay the principal of and interest on the senior notes, our credit facilities and other debt securities depends, among other things, upon our future financial performance and our ability to refinance indebtedness, if necessary. Our business may not generate sufficient cash flow to satisfy our debt service obligations, and we may not be able to obtain funding sufficient to do so. If this occurs, we may need to reduce or delay capital expenditures or other business opportunities. In addition, we may need to refinance our debt, obtain additional financing or sell assets to raise cash, which we may not be able to do on commercially reasonable terms, if at all.

The senior notes are effectively subordinated to our secured debt.

        The senior notes are not secured by any of our assets. Therefore, in the event of our bankruptcy, liquidation or reorganization, holders of our secured debt will have claims with respect to the assets securing their debt that have priority over your claims as noteholders. As of December 31, 2002, we had $310 million of debt that is secured by certain land, property, equipment and export commodity contracts, as well as shares of the capital stock of Bunge Fertilizantes, Fosfertil and Ultrafertil, certain of our Brazilian subsidiaries. To the extent that the value of the secured assets is insufficient to repay our secured debt, holders of secured debt would be entitled to share in any of our remaining assets equally with you and any other unsecured lenders.

We are a holding company and depend upon funds from our subsidiaries to meet our obligations under the guarantee of the senior notes.

        We are a holding company and our only significant assets are our investments in our subsidiaries. As a holding company, we are dependent upon dividends, loans or advances, or other intercompany transfers of funds from our subsidiaries to meet our obligations, including our obligations under the guarantee. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be party. Therefore, our ability to make payments with respect to the guarantee may be limited.

        The master trust facility is intended, among other things, to allow creditors of Bunge Limited Finance, including holders of the senior notes, to have the benefit of claims on our subsidiaries that are obligated under the intercompany loans which are equal in right of payment to indebtedness owed or payable to third party creditors of these subsidiaries. To the extent that other creditors or third parties have superior rights of payment with respect to the claims against a particular subsidiary under the laws of its jurisdiction or for any other reason, then the claims of the master trust for the benefit of the holders of the senior notes may be subject to the rights of such other creditors or third parties against the assets and earnings of that subsidiary.

CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our cash and capitalization as of December 31, 2002. This table should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and our consolidated financial statements and the notes to those consolidated financial statements included in our 2002 Annual Report, which is incorporated herein by reference.

As of December 31, 2002
(US$ in millions, except share data)
Cash and cash equivalents	$470
Debt:
Short-term debt, including current portion of long-term debt(1)	1,499
Long-term debt:
Secured	310
Unsecured(2)	1,144
7.80% Senior Notes Due 2012(3)	200
3 3/4% Convertible Notes Due 2022(3)	250

Total long-term debt	$1,904
Redeemable preferred stock	171
Minority interest	324
Shareholders' equity:
Preference shares, par value $.01; 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—
Common shares, par value $.01; 240,000,000 shares authorized; 99,332,233 shares issued and outstanding, actual and as adjusted(4)	1
Additional paid in capital	1,999
Receivable from former sole shareholder	(55)
Retained earnings	653
Accumulated other comprehensive loss	(1,126)

Total shareholders' equity	1,472
Total capitalization	$5,370

(1)
Of this amount, $412 million is guaranteed by Bunge and one of its subsidiaries.

(2)
Debt issued by our wholly-owned subsidiaries. Of this amount, $805 million is guaranteed by Bunge.

(3)
Debt issued by Bunge Limited Finance and guaranteed by Bunge.

(4)
The number of shares outstanding as of December 31, 2002 excludes 3,180,759 shares issuable upon the exercise of stock options and 534,224 restricted stock awards.

USE OF PROCEEDS

        Neither Bunge Limited Finance nor Bunge Limited will receive any proceeds from the exchange offer. In consideration for issuing exchange senior notes contemplated by this prospectus, Bunge Limited Finance will receive unregistered senior notes from you in like principal amount. The unregistered senior notes surrendered in exchange for exchange senior notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange senior notes will not result in any change in our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

        Bunge Limited Finance sold the unregistered senior notes to Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as the initial purchasers, on October 15, 2002. The initial purchasers resold the unregistered senior notes under an offering memorandum dated October 9, 2002 in reliance on Rule 144A and Regulation S under the Securities Act. On October 15, 2002, we entered into an exchange and registration rights agreement with the initial purchasers. Under the exchange and registration rights agreement, we agreed:

  •
  to file with the SEC a registration statement relating to the exchange offer under the Securities Act no later than June 12, 2003;

  •
  to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before June 22, 2003; and

  •
  to use our reasonable best efforts to cause the exchange offer to be consummated not later than 45 days following the date of effectiveness of the exchange offer registration statement, but not before July 12, 2003.

        If you participate in the exchange offer, you will, with limited exceptions, receive exchange senior notes that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading "—Resale of Exchange Senior Notes" for more information relating to your ability to transfer exchange senior notes.

        The exchange offer is not being made to, nor will Bunge Limited Finance accept tenders for exchange from, holders of unregistered senior notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

        If you are eligible to participate in this exchange offer and you do not tender your unregistered senior notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered senior notes will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

        In the exchange and registration rights agreement, we agreed to file a shelf registration statement only if:

  •
  there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result we are not permitted to effect the exchange offer as contemplated by the exchange and registration rights agreement;

  •
  for any other reason the exchange offer is not consummated by July 12, 2003;

  •
  any holder of unregistered senior notes so requests within 180 days after the consummation of the exchange offer with respect to unregistered senior notes not eligible to be exchanged for exchange senior notes in the exchange offer and held by it following the consummation of the exchange offer;

  •
  any applicable law or interpretations do not permit any holder to participate in the exchange offer; or

  •
  any holder of unregistered senior notes that participates in the exchange offer does not receive fully transferable exchange senior notes in exchange for unregistered senior notes;

        If a shelf registration statement is required, we will use our reasonable best efforts to:

  •
  file the shelf registration statement with the SEC as promptly as practicable (but in no event more than 60 days after such filing obligation arises);

  •
  use our reasonable efforts to cause the shelf registration statement to be declared effective; and

  •
  use our reasonable efforts to keep the shelf registration statement effective until the earliest of (1) October 15, 2004, (2) the date on which all of the unregistered senior notes covered by the shelf registration statement are sold thereunder, or (3) the date on which all of the unregistered senior notes covered by the registration statement are already freely tradable.

        During any 365-day period, we will have the ability to suspend the availability of the shelf registration statement for up to 4 periods of up to 30 consecutive days, but no more than an aggregate of 90 days during any 365-day period, if any event occurs or is pending as a result of which it is necessary, in the reasonable judgment of our board of directors, to suspend the use of the shelf registration statement.

        The shelf registration statement will permit only certain holders to resell their unregistered senior notes from time to time. In particular, Bunge Limited Finance may require that each holder furnish to us such information concerning the holder and the distribution of their unregistered senior notes, and Bunge Limited Finance may exclude from registration the unregistered senior notes of any holder that fails to furnish such information within a reasonable time after receiving the request.

        If we are required to file a shelf registration statement, Bunge Limited Finance will provide to each holder of unregistered senior notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. A holder who sells unregistered senior notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the exchange and registration rights agreement which are applicable to such a holder (including the applicable indemnification obligations).

Additional Interest

        If a registration default (as defined below) occurs, we will be required to pay additional interest to each holder of unregistered senior notes. During the first 90-day period that a registration default occurs, we will pay additional interest equal to 0.25% per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per annum for each of the unregistered senior notes. Such additional interest will accrue only for those days that a registration default occurs and is continuing. Following the cure of all registration defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender your unregistered senior notes for exchange senior notes in the exchange offer.

        A "registration default" includes any of the following:

  •
  we fail to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing;

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  •
  we fail to complete the exchange offer on or prior to the date specified for such completion; or

  •
  the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective in connection with resales of the senior notes during the period specified in the exchange and registration rights agreement or use of the shelf registration statement is suspended for one or more periods longer than permitted under the exchange and registration rights agreement.

        The exchange offer is intended to satisfy our exchange offer obligations under the exchange and registration rights agreement. The above summary of the exchange and registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the exchange and registration rights agreement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Bunge Limited Finance is offering to exchange $1,000 principal amount of exchange senior notes for each $1,000 principal amount of unregistered senior notes. You may tender some or all of your unregistered senior notes only in integral multiples of $1,000. As of the date of this prospectus, $200,000,000 aggregate principal amount of the unregistered senior notes are outstanding.

        The terms of the exchange senior notes to be issued are substantially similar to the unregistered senior notes, except that the exchange senior notes have been registered under the Securities Act and, therefore, the certificates for the exchange senior notes will not bear legends restricting their transfer. The exchange senior notes will be issued under and be entitled to the benefits of the Indenture, dated as of October 15, 2002, among Bunge Limited Finance, as issuer and Bunge Limited, as guarantor, and The Bank of New York, as trustee.

        In connection with the issuance of the unregistered senior notes, Bunge Limited Finance arranged for the unregistered senior notes to be issued and transferable in book-entry form through the facilities of Euroclear, Clearstream Luxembourg and DTC, acting as a depositary. The exchange senior notes will also be issuable and transferable in book-entry form through Euroclear, Clearstream Luxembourg and DTC.

        There will be no fixed record date for determining the eligible holders of the unregistered senior notes that are entitled to participate in the exchange offer. Bunge Limited Finance will be deemed to have accepted for exchange validly tendered unregistered senior notes when and if it has given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered senior notes for the purpose of receiving exchange senior notes from us and delivering them to such holders.

        If any tendered unregistered senior notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered senior notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

        Holders of unregistered senior notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered senior notes for exchange senior notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

        Any unregistered senior notes which holders do not tender or which Bunge Limited Finance does not accept in the exchange offer will remain outstanding and continue to accrue interest and will be subject to restrictions on transfer. Bunge Limited Finance does not have any obligation to register such unregistered senior notes under the Securities Act. Holders wishing to transfer unregistered senior notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

        You must tender your unregistered senior notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, Bunge Limited Finance will not be required to accept for exchange any unregistered senior notes, and may amend or terminate the exchange offer if:

  •
  the exchange offer, or the making of any exchange by a senior note holder, violates applicable law or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in Bunge Limited Finance's reasonable judgment, would impair its ability to proceed with the exchange offer; and

  •
  any law, rule or regulation or applicable interpretations of the staff of the SEC have been issued or promulgated which, in Bunge Limited Finance's good faith determination, does not permit it to effect the exchange offer.

Expiration Date; Extensions; Amendment; Termination

        The exchange offer will expire 5:00 p.m., New York City time, on            , 2003, unless, in Bunge Limited Finance's sole discretion, Bunge Limited Finance extends it. In the case of any extension, Bunge Limited Finance will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. Bunge Limited Finance will also notify the registered holders of unregistered senior notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

        To the extent Bunge Limited Finance is legally permitted to do so, it expressly reserves the right, in its sole discretion, to:

  •
  delay accepting any unregistered senior note;

  •
  waive any condition of the exchange offer; and

  •
  amend the terms of the exchange offer in any manner.

        Bunge Limited Finance will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered senior notes as promptly as practicable. If Bunge Limited Finance considers an amendment to the exchange offer to be material, it will promptly inform the registered holders of unregistered senior notes of such amendment in a reasonable manner.

        If Bunge Limited Finance determines in its sole discretion that any of the events or conditions described in "—Conditions of the Exchange Offer" has occurred, Bunge Limited Finance may terminate the exchange offer. Bunge Limited Finance may:

  •
  refuse to accept any unregistered senior notes and return any unregistered senior notes that have been tendered to the holders;

  •
  extend the exchange offer and retain all unregistered senior notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered senior notes to withdraw their tendered unregistered senior notes; or

  •
  waive the termination event with respect to the exchange offer and accept all properly tendered unregistered senior notes that have not been withdrawn.

        If any such waiver constitutes a material change in the exchange offer, Bunge Limited Finance will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered senior notes, and Bunge Limited Finance will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered senior notes, if the exchange offer would otherwise expire during that period.

        Any determination by Bunge Limited Finance concerning the events described above will be final and binding upon the parties. Without limiting the manner by which Bunge Limited Finance may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, Bunge Limited Finance will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Senior Notes

        The exchange senior notes will accrue interest from and including April 15, 2003, the date interest was last paid on the unregistered senior notes. Interest will be paid on the exchange senior notes semi-annually on April 15 and October 15 of each year, commencing on October 15, 2003, which is the interest payment date immediately following the last interest payment date for which interest was paid on unregistered senior notes exchanged pursuant to the exchange offer. Holders of unregistered senior notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date that was made in respect of the unregistered senior notes until the date of the issuance of the exchange senior notes. Consequently, holders of exchange senior notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Senior Notes

        Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to it, Bunge Limited Finance believes that the exchange senior notes issued pursuant to the exchange offer in exchange for the unregistered senior notes may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  any exchange senior notes to be received by you will be acquired in the ordinary course of your business;

  •
  you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the unregistered senior notes or exchange senior notes;

  •
  you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of Bunge Limited Finance or Bunge Limited or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are a broker-dealer, you have not entered into any arrangement or understanding with Bunge or any "affiliate" of Bunge Limited Finance or Bunge Limited (within the meaning of Rule 405 under the Securities Act) to distribute the exchange senior notes;

  •
  if you are a broker-dealer and you will receive exchange senior notes for your own account in exchange for unregistered senior notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange senior notes; and

  •
  you are not acting on behalf of any person or entity that could not truthfully make these representations.

        If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

        If you are a broker-dealer that receives exchange senior notes in exchange for unregistered senior notes held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange senior notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange senior notes received in exchange for unregistered senior notes. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

Clearing of the Exchange Senior Notes

        Upon consummation of the exchange offer, the exchange senior notes will have different CUSIP, Common Code and ISIN numbers from the unregistered senior notes.

        Unregistered senior notes that were issued under Regulation S that are not tendered for exchange will continue to clear through Euroclear and Clearstream Luxembourg under their original Common Codes and their ISIN numbers will remain the same. Regulation S unregistered senior notes (unless acquired by a manager as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the Regulation S unregistered global senior notes may be exchanged for an interest in the exchange global senior note in accordance with procedures established by Euroclear or Clearstream Luxembourg and DTC.

        Beneficial interests in the restricted Regulation S global senior notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S global senior notes upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

        We cannot predict the extent to which beneficial owners of an interest in the Regulation S unregistered global senior notes will participate in the exchange offer. Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

Procedures for Tendering

        The term "holder" with respect to the exchange offer means any person in whose name unregistered senior notes are registered on Bunge Limited Finance's agent's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered senior notes are held of record by DTC, Euroclear or Clearstream Luxembourg who desires to deliver such unregistered senior notes by book-entry transfer at DTC, Euroclear or Clearstream Luxembourg, as the case may be.

        Except in limited circumstances, only a Euroclear participant, Clearstream Luxembourg participant or a DTC participant listed on a DTC notes position listing with respect to the unregistered senior notes may tender its unregistered senior notes in the exchange offer. To tender unregistered senior notes in the exchange offer:

  •
  holders of unregistered senior notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "—Book-Entry Transfer" and in the letter of transmittal.

  •
  Euroclear participants and Clearstream Luxembourg participants on behalf of the beneficial owners of unregistered senior notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream Luxembourg, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream Luxembourg, as the case may be, in lieu of a letter of transmittal. See the term "agent's message" under "—Book-Entry Transfer."

        In addition, either:

  •
  the exchange agent must receive any corresponding certificate or certificates representing unregistered senior notes along with the letter of transmittal;

  •
  the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered senior notes into the exchange agent's account at DTC, Euroclear or Clearstream Luxembourg according to their respective standard operating procedures for electronic tenders described below and a properly transmitted agent's message described below; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The tender by a holder of unregistered senior notes will constitute an agreement between such holder and Bunge Limited Finance in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered senior notes held by a holder of unregistered senior notes are tendered, a tendering holder should fill in the amount of unregistered senior notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered senior notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of unregistered senior notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "—Book Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered senior notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC, Euroclear or Clearstream Luxembourg in accordance with their respective procedures will not constitute delivery to the exchange agent.

        If you are a beneficial owner of unregistered senior notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered senior notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered senior notes, either:

  •
  make appropriate arrangements to register ownership of the unregistered senior notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal as described in "—Withdrawal of Tenders" below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered senior notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any unregistered senior notes listed therein, the unregistered senior notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered senior notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered senior notes. If the letter of transmittal or any unregistered senior notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Bunge Limited Finance, evidence satisfactory to Bunge Limited Finance of their authority to so act must be submitted with the letter of transmittal.

        Bunge Limited Finance will determine in its sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered senior notes. Bunge Limited Finance's determinations will be final and binding. Bunge Limited Finance reserves the absolute right to reject any and all unregistered senior notes not validly tendered or any unregistered senior notes the acceptance of which would, in the opinion of its counsel, be unlawful. Bunge Limited Finance also reserves the absolute right to waive any irregularities or conditions of tender as to particular unregistered senior notes. Bunge Limited Finance's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered senior notes must be cured within such time as Bunge Limited Finance will determine. Neither Bunge Limited Finance, Bunge Limited, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered senior notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered senior notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered senior notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered senior notes unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

        In addition, Bunge Limited Finance reserves the right in its sole discretion to (a) purchase or make offers for any unregistered senior notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered senior notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

        Bunge Limited Finance understands that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the unregistered senior notes at DTC, Euroclear or Clearstream Luxembourg for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of unregistered senior notes by causing DTC to transfer such unregistered senior notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream Luxembourg may make book-entry delivery of Regulation S unregistered senior notes by causing Euroclear or Clearstream Luxembourg to transfer such senior notes into the exchange agent's account in accordance with established Euroclear or Clearstream Luxembourg procedures for transfer. The exchange for tendered unregistered senior notes will only be made after a timely confirmation of a book-entry transfer of the unregistered senior notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message.

        The term "agent's message" means a message, transmitted by DTC, Euroclear or Clearstream Luxembourg, as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream Luxembourg, as the case may be, has received an express acknowledgment from a participant tendering unregistered senior notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and Bunge Limited Finance may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream Luxembourg participant, as the case may be, that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

        Holders who wish to tender their unregistered senior notes and (i) whose unregistered senior notes are not immediately available, or (ii) who cannot deliver their unregistered senior notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC's, Euroclear's or Clearstream Luxembourg's respective standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered senior notes if:

  •
  the tender is made through an eligible institution;

  •
  before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

  •
  setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered senior notes tendered and the principal amount of unregistered senior notes tendered;

  •
  stating that the tender offer is being made by guaranteed delivery; and

  •
  guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered senior notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered senior notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) business days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered senior notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of unregistered senior notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on             , 2003, the expiration date of the exchange offer.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agent"; or

  •
  for DTC, Euroclear or Clearstream Luxembourg participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream Luxembourg.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the unregistered senior notes to be withdrawn;

  •
  identify the unregistered senior notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered senior notes to be withdrawn;

  •
  be signed by the person who tendered the unregistered senior notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

  •
  specify the name in which the unregistered senior notes are to be re-registered, if different from that of the withdrawing holder.

        If unregistered senior notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream Luxembourg to be credited with the withdrawn unregistered senior notes and otherwise comply with the procedures of the facility. Bunge Limited Finance will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and its determination shall be final and binding on all parties. Any unregistered senior notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange senior notes will be issued with respect thereto unless the unregistered senior notes so withdrawn are validly re-tendered. Any unregistered senior notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn unregistered senior notes may be re-tendered by following the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Consequences of Failure to Exchange

        If you do not tender your unregistered senior notes to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

  •
  may be resold only if (i) registered pursuant to the Securities Act, (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

  •
  shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        As a result of the restrictions on transfer and the availability of the exchange senior notes, the unregistered senior notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange of the unregistered senior notes. Questions and requests for assistance relating to the exchange of the unregistered senior notes should be directed to the exchange agent addressed as follows:

The Bank of New York
Reorganization Unit
101 Barclay Street, Floor 7E
New York, New York 10286
Attention: Diane Amoroso
Telephone number: (212) 815-3738
Facsimile number: (212) 298-1915

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered senior notes and in handling or forwarding tenders for exchange.

        We will pay all transfer taxes, if any, applicable to the exchange of unregistered senior notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing exchange senior notes or unregistered senior notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered senior notes tendered;

  •
  tendered unregistered senior notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of unregistered senior notes under the exchange offer.

        If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

DESCRIPTION OF THE SENIOR NOTES

        The exchange senior notes will be issued pursuant to the indenture dated as of October 15, 2002, among Bunge Limited Finance, as issuer, Bunge Limited, as guarantor, and The Bank of New York, as trustee. The terms of the exchange senior notes include those expressly set forth in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. The unregistered senior notes and the exchange senior notes are collectively referred to as the "senior notes."

        This description of the senior notes is intended to be a useful overview of the material provisions of the senior notes, the guarantee and the indenture. Because this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

        Certain terms used in this description of the notes are set forth under "—Defined Terms."

General

  The Exchange Senior Notes

        The exchange senior notes:

  •
  will constitute a series of debt securities issued under the indenture and will be initially limited to an aggregate principal amount of $200,000,000 (subject to the rights of Bunge Limited Finance to create and issue additional notes as described under "—Further Issuances");

  •
  will mature on October 15, 2012;

  •
  will not be convertible into any other security or have the benefit of any sinking fund;

  •
  will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of Bunge Limited Finance;

  •
  will be fully, unconditionally and irrevocably guaranteed by Bunge Limited, which guarantee will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge Limited;

  •
  will be issued in denominations of $1,000 and integral multiples of $1,000; and

  •
  will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "Book-Entry; Delivery and Form."

  Interest

        Interest on the exchange senior notes will:

  •
  accrue at a rate of 7.80% per annum;

  •
  accrue from April 15, 2003, the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2003, which is the interest payment date immediately following the last interest payment date for which interest was paid on unregistered senior notes exchanged pursuant to the exchange offer;

  •
  be payable to the holders of record on the April 1 and October 1 immediately preceding the relevant interest payment date; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Transfer

        Principal of and premium, if any, and interest on the senior notes will be payable, and the senior notes may be exchanged or transferred, at the office or agency maintained by Bunge Limited Finance for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, 21st Floor West, New York, New York). Payment of principal of and premium, if any, and interest on senior notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global senior note. If any of the senior notes are no longer represented by global senior notes, payment of interest on the senior notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

        A holder may transfer or exchange senior notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of senior notes, but Bunge Limited Finance may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Bunge Limited Finance is not required to transfer or exchange any senior note selected for redemption for a period of 15 days before a selection of senior notes to be redeemed.

        The registered holder of a senior note will be treated as the owner of it for all purposes.

        All amounts of principal of and premium, if any, or interest on the senior notes paid by Bunge Limited Finance that remain unclaimed two years after such payment was due and payable will be repaid to Bunge Limited Finance and the holders of such senior notes will thereafter look solely to Bunge Limited Finance for payment.

Optional Redemption by Bunge Limited Finance

        The senior notes will be redeemable at the option of Bunge Limited Finance, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice mailed to each holder of senior notes to be redeemed at the holder's address appearing in the note register, at a price equal to the greater of:

  •
  100% of the principal amount of the senior notes to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the senior notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

in each case, plus accrued and unpaid interest to the date of redemption.

        Senior notes called for redemption will become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date fixed for redemption to each noteholder to be redeemed at its registered address. The notice will state the amount to be redeemed. On and after the date fixed for redemption, interest will cease to accrue on any redeemed senior notes. If less than all the senior notes are redeemed at any time, the trustee will select senior notes on a pro rata basis or by any other method the trustee deems fair and appropriate.

Prepayment at Option of Holders Upon Change of Control

        Upon the occurrence of a Change of Control, each holder of senior notes will have the right to require Bunge Limited Finance to repurchase all or any part of such holder's senior notes pursuant to a Change of Control offer at a purchase price equal to the greater of:

  •
  100% of the principal amount of the senior notes to be purchased; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the purchase price) on the senior notes to be purchased (exclusive of interest accrued to the date of purchase) discounted to the date of purchase on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

in each case, plus accrued and unpaid interest to the date of purchase.

        Within 30 days following any Change of Control, Bunge Limited Finance will direct the trustee to mail a notice to each holder to, among other things, the following effect:

  •
  stating that a Change of Control has occurred and a Change of Control offer is being made;

  •
  describing the transaction or transactions constituting the Change of Control; and

  •
  setting forth the terms and conditions of the Change of Control offer, including the purchase price, the date of purchase and the tender procedures.

        Holders electing to have senior notes purchased will be required to surrender their notes, with an appropriate form duly completed, to the trustee at the address specified in the notice at least three business days prior to the date of purchase. Each holder will be entitled to withdraw its election if the trustee receives, not later than one business day prior to the date of purchase, a notice to the effect that such holder is withdrawing its election to have its senior notes purchased.

        Prior to or on the date of purchase, Bunge Limited Finance will irrevocably deposit with the trustee in cash an amount equal to the purchase price payable to the holders entitled thereto. The trustee will, on or promptly after the date of purchase, make payment to each tendering holder of the purchase price.

        Bunge Limited Finance will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the provisions of the indenture applicable to a Change of Control offer made by Bunge Limited Finance and purchases all senior notes validly tendered and not withdrawn under such Change of Control offer.

        Bunge Limited and Bunge Limited Finance will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of senior notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control offer, Bunge Limited and Bunge Limited Finance will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described above by virtue thereof.

Further Issuances

        Bunge Limited Finance may from time to time, without the consent of existing noteholders, create and issue further notes having the same terms and conditions as the senior notes in all respects, except for issue date, issue price and first payment of interest thereon. Additional senior notes issued in this manner will be consolidated with and will form a single series with the previously outstanding senior notes.

Guarantee

        Bunge Limited will fully, unconditionally and irrevocably guarantee to each holder and the trustee the full and prompt payment of principal of and premium, if any, and interest on the senior notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes.

Ranking

        The senior notes will be unsecured and unsubordinated senior indebtedness of Bunge Limited Finance and will rank equally in right of payment with all other existing and future unsecured and unsubordinated senior indebtedness of Bunge Limited Finance.

        The guarantee will be an unsecured and unsubordinated obligation of Bunge Limited and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge Limited. The guarantee will effectively rank junior in right of payment to any secured indebtedness of Bunge Limited to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of its subsidiaries.

Additional Amounts

        In the event that payments are made by Bunge Limited pursuant to its obligations under the guarantee, Bunge Limited will pay to the holder of any senior note additional amounts as may be necessary so that every net payment made by Bunge Limited of the principal of and premium, if any, and interest on such senior note, after deducting or withholding for or on account of any present or future tax, duty, fee, assessment or other governmental charge duly imposed by, and payable by that holder to, Bermuda, will not be less than the amount provided in that senior note to be then due and payable. Bunge Limited will not be required, however, to make any payment of additional amounts for or on account of any such tax imposed by reason of the noteholder having some connection with any such jurisdiction other than its participation as noteholder under the indenture.

Covenants

        The indenture sets forth covenants that impose limitations and restrictions on Bunge Limited Finance, including those described below. The indenture also sets forth covenants, including those described below, which are applicable to Bunge Limited and its subsidiaries. However, neither Bunge Limited nor its subsidiaries other than Bunge Limited Finance are restricted by the indenture from paying dividends or making distributions on its capital stock, or purchasing or redeeming its capital stock.

Limitations and Restrictions on Bunge Limited Finance

        The indenture limits and restricts Bunge Limited Finance from taking the following actions or engaging in the following activities or transactions:

  •
  engaging in any business or entering into, or being a party to, any transaction or agreement except for: the issuance and sale of the senior notes; the incurrence of other indebtedness ranking not greater than equal in right of payment with the senior notes; the entering into of Hedge Agreements relating to the senior notes or such other indebtedness and having a notional amount not exceeding the aggregate principal amount of the senior notes and such other indebtedness outstanding; and the use of the net proceeds from the issuance of such other indebtedness to make intercompany loans to the Bunge master trust as described under "Description of Master Trust Structure";

  •
  acquiring or owning any subsidiaries or other assets or properties, except for instruments evidencing an interest in intercompany loans, as described under "Description of Master Trust Structure" and Hedge Agreements relating to its Indebtedness;

  •
  incurring any Indebtedness which ranks senior in right of payment to the senior notes;

  •
  creating, assuming, incurring or suffering to exist any Lien upon any Property whatsoever (it being understood, for the avoidance of doubt, that Bunge Limited Finance may not create, assume, incur or suffer to exist any Liens which would otherwise constitute Permitted Liens in the case of Bunge Limited or any of its other Subsidiaries);

  •
  entering into any consolidation, merger, amalgamation, joint venture, syndicate or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables; and

  •
  amending, supplementing or otherwise modifying certain specified provisions of the documents relating to Bunge Limited Finance's rights or benefits under the master trust without the consent of the holders of a majority in principal amount of the senior notes. Modifications requiring consent include those that would subordinate the rights of the series 2002-1 variable funding certificate (in which Bunge Limited Finance invested the proceeds of the unregistered senior notes) relative to any other series, reduce or delay distributions to be made by the master trust, or change how Bunge Limited Finance's interest in the master trust is calculated.

Limitation on Liens

        The indenture provides that Bunge Limited will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien, other than Permitted Liens, upon any Property, to secure any Indebtedness incurred or guaranteed by Bunge Limited or any Subsidiary (other than the senior notes), unless all of the outstanding senior notes and the guarantee are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

Restriction on Sale-Leasebacks

        The indenture provides that Bunge Limited will not, and will not permit any Subsidiary to, engage in the sale or transfer by it of any Property to a person (other than Bunge Limited or a Subsidiary) and the taking back by Bunge Limited or any Subsidiary, as the case may be, of a lease of such Property (a "sale-leaseback transaction"), unless:

          (1)  the sale-leaseback transaction occurs within six months from the date of the acquisition of the subject Property or the date of the completion of construction or commencement of full operations of such Property, whichever is later; or

          (2)  the sale-leaseback transaction is between Bunge Limited and a Subsidiary of Bunge Limited, or between Subsidiaries of Bunge Limited; or

          (3)  the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

          (4)  the sale-leaseback transaction constitutes a Permitted Lien for the purposes of "—Limitation on Liens"; or

          (5)  Bunge Limited or such Subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such sale-leaseback transaction to (a) the prepayment, repayment redemption, reduction or retirement of any debt of Bunge Limited or any Subsidiary having a maturity of more than one year that is not subordinated to the senior notes, or (b) the acquisition, construction or development of other similar Property.

Exception to Limitation on Liens and Restriction on Sale-Leasebacks

        Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that Bunge Limited may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien (other than a Permitted Lien) upon any Property to secure debt incurred or guaranteed by Bunge Limited or any Subsidiary (other than the senior notes) or effect any sale-leaseback transaction of a Property that is not excepted by clauses (1) through (5), inclusive, of the first paragraph under "—Restriction On Sale-Leasebacks," without equally and ratably securing the senior notes or the guarantee, provided that, after giving effect thereto, the aggregate principal amount of outstanding debt (other than the senior notes) secured by Liens (other than Permitted Liens) upon Property plus the Attributable Indebtedness from sale-leaseback transactions of Property not so excepted, do not exceed 15% of its Consolidated Net Tangible Assets.

Limitation on Transactions with Affiliates

        The indenture provides that Bunge Limited shall not, and shall not permit any Subsidiary to, enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any affiliate (other than Bunge Limited or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of Bunge Limited's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Bunge Limited or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a person not an affiliate.

Consolidation, Merger, Amalgamation and Sale of Assets

        The indenture provides that Bunge Limited may consolidate with or merge or amalgamate with or into, or sell, lease, convey all or substantially all of its assets to, another person only if:

          (1)  the successor is either Bunge Limited or is a person organized under the laws of Bermuda, the United States, any state, the District of Columbia or any full member state of the European Union as of September 25, 2002 (other than Greece), Canada, Australia or Switzerland and assumes by supplemental indenture all of Bunge Limited's obligations under the indenture and the guarantees; and

          (2)  immediately after giving effect to the transaction no event of default under the indenture, or event which with notice or lapse of time would be an event of default under the indenture, has occurred and is continuing.

The successor will be substituted for Bunge Limited for the purposes of the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of Bunge Limited under the indenture.

        In the event that Bunge Limited consolidates with or merges or amalgamates with or into, or sells, leases or conveys all or substantially all of its assets to, another person and the successor is a person organized under the laws of a full member state of the European Union as of September 25, 2002 (other than Greece), Canada, Australia or Switzerland, Bunge Limited and the successor will, as a condition to such consolidation, merger, amalgamation or sale of assets, comply with the following additional requirements:

  •
  enter into a supplemental indenture with the trustee providing for full, unconditional and irrevocable indemnification of the holders of the senior notes and the trustee against any tax or duty of whatever nature which is incurred or otherwise suffered by the trustee or such holders with respect to the senior notes and which would not have been incurred or otherwise suffered in the absence of such consolidation, merger or sale of assets; and

  •
  deliver to the trustee legal opinions of independent legal counsel of recognized standing in New York and the applicable member state of the European Union, Canada, Australia or Switzerland under whose laws the successor is organized, to the effect that the obligations of the successor with respect to the guarantee are legal, valid, binding and enforceable in accordance with their terms.

        In addition, the indenture provides that Bunge Limited may not permit any Subsidiary to consolidate with or merge or amalgamate with or into, or sell, lease or convey all or substantially all of its assets to, any person unless:

  •
  such transaction is a merger or amalgamation of a Subsidiary into, or a consolidation of a Subsidiary with, Bunge Limited (so long as Bunge Limited is the surviving entity) or another Subsidiary or the sale or other disposition by a Subsidiary of all or substantially all of its property to Bunge Limited or another Subsidiary; or

  •
  such transaction is the merger or amalgamation of a Subsidiary into, the consolidation of a Subsidiary with, or the sale or other disposition by a Subsidiary of all or substantially all of its property to, another person (provided that such person is not an affiliate), so long as (1) such transaction complies with the provisions under "—Limitation on Sale of Assets" and (2) immediately prior to, and after giving effect to, the transaction, no default or event of default exists or would exist.

        Notwithstanding the foregoing sentence, Bunge Limited Finance may not be party to, or the subject of, any consolidation, merger, amalgamation or sale of assets.

Limitation on Sale of Assets

        The indenture provides that Bunge Limited will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (including, without limitation, with respect to any Subsidiary, by way of merger or consolidation of such Subsidiary (each, a "disposition")) any of its properties or assets, except:

          (1)  dispositions in the ordinary course of business;

          (2)  dispositions by (a) any Subsidiary to Bunge Limited, (b) Bunge Limited to any Subsidiary, or (c) any Subsidiary to any other Subsidiary;

          (3)  any disposition by Bunge Limited pursuant to a contractual commitment existing immediately prior to the execution and delivery of the indenture (and listed on a schedule to the indenture);

          (4)  dispositions permitted under "—Consolidation, Merger, Amalgamation and Sale of Assets";

          (5)  dispositions of intercompany loans pursuant to, and as permitted under, the master trust, as described under "Description of Master Trust Structure";

          (6)  dispositions of property acquired in connection with an acquisition of a subsidiary within three years of the date of such acquisition; provided that each of the following conditions is satisfied in respect of each such disposition:

            (a)  in the good faith opinion of an officer of Bunge Limited, such disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged and is in the best interest of Bunge Limited or the Subsidiary making such disposition;

            (b)  immediately after giving effect to such disposition, no default or event of default would exist; and

            (c)  immediately after giving effect to such disposition, the sum of the Disposition Values in respect of all property that was the subject of any disposition permitted by clause (6) or (8) hereof and occurring in the then current fiscal year of Bunge Limited would not exceed 25% of its Consolidated Total Assets, determined as of the end of the most recent fiscal year of Bunge Limited, as adjusted on a pro forma basis to include the total assets of all such acquired Subsidiaries;

          (7)  any disposition by Bunge Limited or any Subsidiary constituting an Asset Securitization Transaction, provided that after consummation of any such Asset Securitization Transaction and after giving effect thereto and to the application of the proceeds thereof, the aggregate fair market value of all property and assets subject thereto, together with the aggregate fair market value of all other property and assets of Bunge Limited or any of its Subsidiaries subject to one or more then outstanding Asset Securitization Transactions, will not exceed 15% of its Consolidated Current Assets, determined as of the end of the most recent fiscal quarter of Bunge Limited, with any such determination of its Consolidated Current Assets being adjusted on a pro forma basis to include the aggregate fair market value of the property and assets disposed of in connection with any then outstanding Asset Securitization Transactions; and

          (8)  other dispositions by Bunge Limited and the subsidiaries not described in clauses (1) through (7) hereof ("excluded dispositions"), provided that each of the following is true in respect of each such other disposition not constituting an excluded disposition:

            (a)  in the good faith opinion of an officer of Bunge Limited, such disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged and is in the best interest of Bunge Limited or Subsidiary making such disposition;

            (b)  immediately after giving effect to such disposition, no default or event of default would exist; and

            (c)  immediately after giving effect to such disposition, the sum of the Disposition Values in respect of all property that was the subject of any disposition occurring in the then current fiscal year of Bunge Limited would not exceed 10% of its Consolidated Total Assets, determined as of the end of the most recent fiscal year of Bunge Limited.

        If Bunge Limited gives written notice to the trustee prior to consummation of any disposition that it intends to apply the Net Proceeds Amount arising therefrom to a Debt Prepayment Application and/or to a Property Reinvestment Application within one year after such disposition, then such disposition, only for the purpose of determining compliance with clause (8)(c) above, will be deemed not to be a disposition. If Bunge Limited fails to apply such Net Proceeds Amount as stated in such notice within such period, then that failure will constitute an event of default.

Financial Covenants

        The indenture provides that Bunge Limited will not permit:

          (1)  its Consolidated Net Worth to be less than $1,350 million as of the end of each fiscal quarter;

          (2)  its ratio of Consolidated Adjusted Net Debt to Consolidated Adjusted Capitalization to be greater than 0.635 to 1.0 as of the end of each fiscal quarter; and

          (3)  its ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.1 to 1.0 as of the end of each fiscal quarter;

in each case, determined in accordance with the indenture.

Limitation on Indebtedness of Subsidiaries

        The indenture provides that Bunge Limited will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for the following:

          (1)  other than Indebtedness described in clauses (5) and (6) below, (a) any Long-Term Indebtedness of any Designated Obligor which is outstanding as of June 30, 2002 (and listed on a schedule to the indenture), and any extensions, renewals or refinancings thereof, in whole or in part, so long as the aggregate principal amount of such Long-Term Indebtedness will not exceed the amount thereof outstanding at the time of such extension, renewal or refinancing, provided that immediately after the consummation of any such extension, renewal or refinancing, no default or event of default would exist, and (b) any Indebtedness of any Non-Designated Obligor which is outstanding as of June 30, 2002 (and listed on such schedule), but not any extension, renewal or refinancing thereof;

          (2)  any Indebtedness incurred by any Subsidiary owing to Bunge Limited or another Subsidiary;

          (3)  any Short-Term Indebtedness incurred by any Designated Obligor;

          (4)  other than Indebtedness described in clauses (5) and (6) below, any Long-Term Indebtedness of a person outstanding at the time such person becomes a Subsidiary (whether it is a Designated Obligor or a Non-Designated Obligor) or is consolidated or merged with or into a Subsidiary or sells, leases or otherwise disposes of all of its property to a Subsidiary, provided that (a) such Long-Term Indebtedness has not been incurred in contemplation of such person becoming a Subsidiary or consolidating or merging with or into a Subsidiary or selling, leasing or otherwise disposing all of its property to a Subsidiary, (b) immediately after such person becomes a Subsidiary or is consolidated or merged with or into a Subsidiary or sells, leases or otherwise disposes of all of its property to a Subsidiary, no default or event of default would exist, and (c) the renewal, extension or refinancing of any such Long-Term Indebtedness will constitute the issuance of additional Long-Term Indebtedness, which is, in turn, subject to the applicable limitations of the indenture;

          (5)  (a) any Long-Term Indebtedness of a Designated Obligor constituting Long-Term Indebtedness of, or assumed from, Cereol S.A. or any of its direct or indirect subsidiaries (and listed on a schedule to the indenture), provided that all such Long-Term Indebtedness is, prior to or on April 15, 2004, either (i) paid in full, (ii) refinanced by an intercompany loan or loans made pursuant to, and as permitted under, the master trust, as described under "Description of Master Trust Structure" or (iii) refinanced or remains outstanding within the applicable limitations of the indenture;

            (b)  any Long-Term Indebtedness of a Designated Obligor constituting Long-Term Indebtedness of, or assumed from, Cereol or any of its direct or indirect subsidiaries (and listed on a schedule to the indenture), provided that none of such Long-Term Indebtedness is renewed, extended, refinanced or refunded beyond the maturity date of such Long-Term Indebtedness as of June 30, 2002, unless and to the extent any such Long-Term Indebtedness is prior to or on the maturity date thereof, either (i) paid in full, (ii) refinanced by an intercompany loan or loans made pursuant to, and as permitted under, the master trust, as described under "Description of Master Trust Structure" or (iii) renewed, extended, refinanced or refunded within the applicable limitations of the indenture;

          (6)  any Indebtedness of a Non-Designated Obligor constituting Indebtedness of, or assumed from, Cereol or any of its direct or indirect subsidiaries (and listed on a schedule to the indenture), provided that all such Indebtedness is, prior to or on April 15, 2004, either (i) paid in full, (ii) refinanced by an intercompany loan or loans made pursuant to, and as permitted under, the master trust, as described under "Description of Master Trust Structure" or (iii) refinanced or remains outstanding within the applicable limitations of the indenture;

          (7)  any Indebtedness incurred by any Subsidiary not otherwise permitted by clauses (1) through (6), provided that immediately after giving effect to the incurrence of such Indebtedness, (a) no default or event of default would exist and (b) (i) (A) if the Indebtedness then to be incurred is Short-Term Indebtedness or Long-Term Indebtedness of a Non-Designated Obligor, then the aggregate amount of outstanding Total Non-Designated Obligor Indebtedness does not exceed 15% of Consolidated Net Worth and (B) if the Indebtedness then to be incurred is Long-Term Indebtedness of a Non-Designated Obligor, then the aggregate amount of outstanding Long-Term Indebtedness of all Subsidiaries does not exceed 20% of Consolidated Net Worth, or (ii) if the Indebtedness then to be incurred is Long-Term Indebtedness of a Designated Obligor, then the aggregate amount of outstanding Long-Term Indebtedness of all Subsidiaries does not exceed 20% of Consolidated Net Worth, in each case determined as of the end of the most recently ended fiscal quarter of Bunge Limited.

        Any provision contained in the indenture to the contrary notwithstanding, Bunge Limited will, with respect to all Indebtedness of Cereol S.A. and its direct or indirect subsidiaries set forth on the schedule to the indenture referred to in clause (5) above, comply with the applicable requirements of clause (5) or (6) above, as the case may be.

        For purposes of this covenant, Fosfertil S.A. is not and will not be deemed a Subsidiary of Bunge Limited, unless and until Fosfertil S.A. satisfies the definition of a "Subsidiary" insofar as Bunge Limited is concerned; however, prior thereto, any Indebtedness of Fosfertil S.A. is not deemed to constitute Indebtedness of a Subsidiary for purposes of this covenant but is deemed to constitute Indebtedness of a Subsidiary of Bunge Limited solely for purposes of any determination required under clause (2) of "—Financial Covenants", provided that if and when Fosfertil S.A. becomes a "Subsidiary" of Bunge Limited, then and thereafter Fosfertil S.A. will be deemed to be a "Subsidiary" for all purposes of the indenture.

Limitation on Restrictions on Dividends or Loans by Certain Subsidiaries

        The indenture provides that Bunge Limited will not permit any Designated Obligor or a Subsidiary which is material to Bunge Limited to enter into any agreement after the execution and delivery of the indenture restricting the payment of dividends, the making of loans by it to Bunge Limited or to any other Designated Obligor or a Subsidiary which is material to Bunge Limited, or the incurrence of Indebtedness owing to other Designated Obligors or Subsidiaries which are material to Bunge Limited, except that Bunge Limited may permit a Designated Obligor or a Subsidiary which is material to Bunge Limited to be party to agreements:

  •
  limiting the payment of dividends (other than distributions of capital) by such Designated Obligor or Subsidiary following a default or an event of default under such agreement;

  •
  requiring the compliance by such Designated Obligor or Subsidiary with specified net worth, working capital or other similar financial tests;

  •
  restricting loans to be made by such Designated Obligor or Subsidiary to any other Subsidiary or Bunge Limited to such loans which accrue interest at a rate greater than or equal to such lending Designated Obligor's or Subsidiary's average cost of funds as determined in good faith by the board of directors of such lending Designated Obligor or a Subsidiary; or

any combination of the foregoing.

Events of Default

        Each of the following is an event of default under the indenture:

          (1)  the default in any payment of interest or additional interest (as required by the exchange and registration rights agreement) on any senior note when due, continued for 30 days;

          (2)  the default in the payment of principal of, or premium, if any, on, any senior note when due at its stated maturity, upon optional redemption, upon declaration of acceleration or otherwise;

          (3)  the failure by Bunge Limited Finance or Bunge Limited to comply for 60 days after written notice with its other agreements contained in the indenture;

          (4)  the failure of Bunge Limited Finance, Bunge Limited or any Subsidiary (a) to pay the principal of any Indebtedness or of any other material amounts under any other agreement on the scheduled or original date due, (b) to pay interest on any Indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such Indebtedness, that has caused such Indebtedness to become due prior to its stated maturity; provided, however, that an event described in sub-clause (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to Indebtedness in an amount exceeding $50,000,000;

          (5)  certain events of bankruptcy, insolvency or reorganization of (a) Bunge Limited Finance, (b) Bunge Limited, (c) any Subsidiary that has been designated by Bunge Limited as eligible for intercompany loans to be made by the master trust as described under "Description of Master Trust Structure," or (d) any other Subsidiary which is material to Bunge Limited; or

          (6)  one or more judgments or decrees shall have been entered against Bunge Limited Finance or Bunge Limited involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of (a) in the case of Bunge Limited Finance, $50,000 or more, and (b) in the case of Bunge Limited, $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

A default under clause (3) above that has occurred and is continuing will not constitute an event of default under the indenture until the trustee or the holders of not less than 25% in principal amount of the outstanding senior notes notify Bunge Limited Finance or Bunge Limited, as the case may be, of the default and such default is not cured within the time specified in such clause (3) after receipt of such notice.

        If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by written notice to Bunge Limited Finance, or the holders of at least 25% in principal amount of the outstanding senior notes by written notice to Bunge Limited Finance and the trustee, may, and the trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all the senior notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the senior notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding senior notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the senior notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of and premium, if any, and interest on the senior notes that have become due solely by such declaration of acceleration, have been cured or waived. If an event of default has occurred and not been cured or waived, and the principal of and premium, if any, and accrued and unpaid interest on the senior notes has become due and payable, by declaration, automatic acceleration or otherwise, then the trustee shall give notice to The Bank of New York, as trustee under the master trust as described under "Description of Master Trust Structure," to declare due and payable the intercompany loans that had been made using the net proceeds from the sale of the senior notes.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the senior notes unless:

  •
  such holder has previously given the trustee written notice that an event of default under the indenture is continuing;

  •
  holders of at least 25% in principal amount of the outstanding senior notes have requested in writing that the trustee pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding senior notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the interest of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of and premium, if any, or interest on any senior note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, Bunge Limited Finance is required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default, and in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

        Modifications and amendments of the indenture may be made by Bunge Limited Finance, Bunge Limited and the trustee with the consent of the holders of a majority in principal amount of the senior notes then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the senior notes). However, without the consent of each holder of an outstanding senior note affected, no amendment may, among other things:

  •
  reduce the amount of senior notes whose holders must consent to an amendment of the indenture or the senior notes, or certain specified provisions of the documents relating to Bunge Limited Finance's rights or benefits under the master trust;

  •
  reduce the stated rate of or extend the stated time for payment of interest on any senior note;

  •
  reduce the principal of or change the stated maturity of any senior note;

  •
  reduce the amount payable upon the redemption or repurchase of any senior note;

  •
  following a Change of Control, make any change in the time in which a Change of Control offer must be made or the time in which a Change of Control payment must be made;

  •
  make any senior note payable in money other than that stated in the senior note;

  •
  impair the right of any holder to receive payment of principal of and premium, if any, and interest on such holder's senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior notes;

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  •
  release Bunge Limited or modify the guarantee other than in accordance with the indenture.

        The holders of a majority in aggregate principal amount of the outstanding senior notes, on behalf of all holders of senior notes, may waive compliance by Bunge Limited Finance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the senior notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the senior notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each senior note that is affected.

        Without the consent of any holder, Bunge Limited Finance, Bunge Limited and the trustee may modify or amend the indenture to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor of the obligations of Bunge Limited Finance under the indenture;

  •
  provide for uncertificated senior notes in addition to or in place of certificated senior notes; provided, however, that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code;

  •
  add additional guarantees with respect to the senior notes;

  •
  secure the senior notes;

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  add to the covenants of Bunge Limited Finance or Bunge Limited for the benefit of the holders or surrender any right or power conferred upon Bunge Limited Finance or Bunge Limited;

  •
  make any change that does not adversely affect the interests of any holder;

  •
  provide for the issuance of the exchange senior notes, which will have terms substantially identical in all material respects to the unregistered senior notes (except that the transfer restrictions contained in the exchange senior notes will be modified or eliminated, as appropriate), and which will be treated, together with any outstanding unregistered senior notes, as a single issue of securities;

  •
  provide for the issuance of additional senior notes; or

  •
  comply with any requirement of the U.S. Securities and Exchange Commission in connection with the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Bunge Limited Finance is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        Bunge Limited Finance at any time may terminate all its obligations under the senior notes and the indenture ("legal defeasance"), except for certain obligations, including obligations relating to the defeasance trust, registering the transfer or exchange of the senior notes, replacing mutilated, destroyed, lost or stolen senior notes and maintaining a registrar and paying agent in respect of the senior notes. If Bunge Limited Finance exercises its legal defeasance option, the guarantee will terminate with respect to that series.

        Bunge Limited Finance at any time may terminate its obligations under covenants described under "—Covenants" (other than "—Consolidation, Merger, Amalgamation and Sale of Assets") above, and the events of default described in clauses (3) (to the extent that the covenants referred to therein have been terminated as a result of the defeasance), (4), (5) and (6) under "—Events of Default" above ("covenant defeasance").

        Bunge Limited Finance may exercise its legal defeasance option notwithstanding a prior exercise of its covenant defeasance option. If Bunge Limited Finance exercises its legal defeasance option, payment of the senior notes may not be accelerated because of an event of default with respect thereto. If Bunge Limited Finance exercises its covenant defeasance option, payment of the senior notes may not be accelerated because of an event of default specified in clause (3) (to the extent that the covenants referred to therein have been terminated as a result of the defeasance), (4), (5) or (6) under "—Events of Default" above.

        In order to exercise either defeasance option, Bunge Limited Finance must irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal of and premium, if any, and interest on the senior notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Concerning the Trustee

        The Bank of New York is the trustee under the indenture and has been appointed by Bunge Limited Finance as Registrar and Paying Agent with regard to the senior notes.

No Petition

        By its acquisition of a senior note, each noteholder agrees that neither it nor the trustee on its behalf may commence, or join with any other person in the commencement of, a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding with respect to Bunge Limited Finance under any applicable insolvency laws until one year and one day after all of the senior notes and all other Indebtedness of Bunge Limited Finance ranking equal with or junior to the senior notes in right of payment are paid in full, including all interest and premium thereon.

Governing Law

        The senior notes, the guarantee and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction

        Bunge Limited has irrevocably submitted to the jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture, the senior notes or the guarantee, and has agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and has waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Currency Indemnity

        The obligation of Bunge Limited to make any payments under the indenture, the senior notes or the guarantee is in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the indenture, the senior notes or the guarantee will constitute a discharge of Bunge Limited's obligation only to the extent of the amount in U.S. dollars that the senior noteholder is able to purchase with the amount such senior noteholder receives or recovers. If the amount of U.S. dollars purchased by such senior noteholder is less than the amount expressed to be due to such senior noteholder, Bunge Limited will indemnify the senior noteholder against any loss sustained as a result. In any event, Bunge Limited will indemnify the noteholder against the cost of any such purchase.

Defined Terms

        "Asset Securitization Transaction" means any transfer of accounts receivable and other related assets to the extent that such transfer is treated as a sale of financial assets under FASB Statement No. 140, as in effect from time to time.

        "Attributable Indebtedness" means, when used with respect to any sale-leaseback transaction, as at the time of determination, the present value (discounted at the rate of interest set forth in or implicit in the terms of the lease) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

        "Change of Control" means:

          (1)  with respect to Bunge Limited, the occurrence of either of the following events: (i) at any time during any twelve consecutive calendar months, more than 50% of the members of the board of directors of Bunge Limited who were members on the first day of such period will have resigned or will have been removed or replaced, other than as a result of death, disability or change in personal circumstances, or (ii) any person or "group" (as defined in section 13(d)(3) of the Exchange Act, but excluding (a) any employee benefit or stock ownership plans of Bunge Limited, (b) members of the board of directors and executive officers of Bunge Limited as of the date immediately prior to the execution and delivery of the indenture, (c) the families of such members and executive officers, and (d) family trusts established by or for the benefit of any of the foregoing individuals) will have acquired more than 50% of the combined voting power of all classes of common shares of Bunge Limited, provided that a Change of Control will not be deemed to have occurred in the event that the purchase by Bunge Limited of common shares issued and outstanding on the date immediately prior to the execution and delivery of the indenture results in one or more of Bunge Limited's shareholders of record as of such date controlling more than 50% of the combined voting power of all classes of common shares of Bunge Limited; and

          (2)  with respect to Bunge Limited Finance, if at any time Bunge Limited fails to own, directly or indirectly, 100% of the capital stock of Bunge Limited Finance.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the senior notes.

        "Comparable Treasury Price" means, with respect to any date fixed for the redemption of senior notes, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third business day preceding such date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the trustee for such date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (ii) if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

        "Consolidated Adjusted Capitalization" means, at any date of determination, the sum of (1) Consolidated Net Worth plus (2) Consolidated Adjusted Net Debt, in each case determined at such date.

        "Consolidated Adjusted Net Debt" means, with respect to Bunge Limited and its Subsidiaries, at any date of determination, (1) the aggregate principal amount of the Indebtedness of Bunge Limited and its Subsidiaries determined on a consolidated basis at such time minus (2) the sum of all cash, cash equivalents under U.S. GAAP, and Liquid Inventory of Bunge Limited and its Subsidiaries at such date.

        "Consolidated Current Assets" means, at any date of determination, all assets of Bunge Limited and the Subsidiaries that would be reflected as current assets on a consolidated balance sheet of such persons prepared in accordance with U.S. GAAP at such date.

        "Consolidated Current Liabilities" means, at any date of determination, all liabilities of Bunge Limited and the subsidiaries that would be reflected as current liabilities on a consolidated balance sheet of such persons prepared in accordance with U.S. GAAP at such date.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets of Bunge Limited and its consolidated subsidiaries after deducting therefrom:

          (1)  all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

          (2)  total prepaid expenses and deferred charges; and

          (3)  all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Bunge Limited and its consolidated subsidiaries for its most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

        "Consolidated Net Worth" means the Net Worth of Bunge Limited and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP, plus minority interests in Subsidiaries.

        "Consolidated Total Assets" means, at any date of determination, the amount at which the total assets of Bunge Limited and the Subsidiaries appear on the then most recent annual consolidated balance sheet of such persons prepared in accordance with U.S. GAAP, after deduction of depreciation, amortization and all other properly-deductible valuation reserves.

        "Debt Prepayment Application" means, with respect to any disposition of property, the application by Bunge Limited or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such disposition to pay Senior Indebtedness of Bunge Limited.

        "Designated Obligor" means the following:

  •
  Bunge Limited;

  •
  Bunge Global Markets Inc., Bunge N.A. Holdings, Inc., Bunge North America, Inc., Koninklijke Bunge B.V., Bunge Alimentos S.A., Bunge Argentina S.A., Bunge Fertilizantes International Limited, Bunge Fertilizantes S.A. (Brazil), Ceval International Limited, Bunge Brasil S.A., Bunge S.A and Central Soya Company, Inc.; or

  •
  any other Subsidiary designated by Bunge Limited as a Designated Obligor.

        "Disposition Value" means, at any date of determination, with respect to any property (1) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by Bunge Limited, and (2) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by Bunge Limited.

        "Hedge Agreements" means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

        "Indebtedness" means, as to any person, without duplication:

          (1)  all obligations of such person for borrowed money;

          (2)  all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

          (3)  all obligations of such person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

          (4)  all obligations of such person as lessee which are capitalized in accordance with U.S. GAAP;

          (5)  all obligations of such person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

          (6)  all obligations of such person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements;

          (7)  all Indebtedness of others secured by (or for which the holder of such Indebtedness has existing right, contingent or otherwise, to be secured by) a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

          (8)  all net obligations of such person in respect of equity derivatives and Hedge Agreements; and

          (9)  all guarantees of such person (other than guarantees of obligations of direct or indirect Subsidiaries of such person).

        "Independent Investment Banker" means any of Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. or Salomon Smith Barney Inc., or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, a leading independent investment banking institution appointed by the trustee and reasonably acceptable to Bunge Limited Finance.

        "Lien" means any mortgage, lien, security interest, pledge, charge or other encumbrance.

        "Liquid Inventory" means, as to Bunge Limited and its Subsidiaries at any date of determination, its inventory at such time of commodities which are traded on any recognized commodities exchange, valued in accordance with prevailing market practices applicable to the type of such commodity at either (1) the lower of cost and the market value at such date of determination or (2) the market value at such date.

        "Long-Term Indebtedness" means, with respect to any person, without duplication, Indebtedness having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods of more than one year from such date of origin) or outstanding under revolving credit agreements or other similar agreements providing for borrowings for over one year from the date of origin thereof or Indebtedness that is extendible or renewable at the option of such person to a time more than one year after such date of origin (but excluding therefrom all payments in respect of such Indebtedness that are due and payable within one year of such time).

        "Net Proceeds Amount" means, with respect to any disposition of any property by any person, an amount equal to the difference of (1) the aggregate amount of the consideration (valued at no less than the fair market value of such consideration at the time of the consummation of such disposition)

received by such person in respect of such disposition, minus (2) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such person in connection with such disposition.

        "Net Worth" means, with respect to any person, the sum of such person's capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with U.S. GAAP, constitutes stockholders' equity, excluding any treasury stock.

        "Non-Designated Obligor" means any Subsidiary that is not a Designated Obligor.

        "Permitted Liens" means:

          (1)  Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith;

          (2)  any Lien pursuant to any order or attachment or similar legal process arising in connection with court proceedings; provided that the execution or other enforcement thereof is effectively stayed or a sufficient bond had been posted and the claims secured thereby are being contested at the time in good faith by appropriate proceedings;

          (3)  any Liens securing bonds posted with respect to and in compliance with clauses (1) and (2) above;

          (4)  any Liens securing the claims of mechanics, laborers, workmen, repairmen, materialmen, suppliers, carriers, warehousemen, landlords, or vendors or other claims provided for by mandatory provisions of law which are not yet due and delinquent, or are being contested in good faith by appropriate proceedings;

          (5)  any Lien on any Property securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring such Property, which Lien attaches to such Property concurrently with or within 90 days after the construction, acquisition or completion of a series of related acquisitions thereof;

          (6)  Liens existing immediately prior to the execution and delivery of the indenture (and listed on a schedule to the indenture);

          (7)  Liens to secure bonds posted in order to obtain stays of judgments, attachments or orders, the existence of which bonds would not otherwise constitute an event of default under the indenture;

          (8)  Liens on Property existing prior to the acquisition of such Property or the acquisition of any Subsidiary that is the owner of such Property;

          (9)  Liens created by a Subsidiary in favor of Bunge Limited, Bunge Limited Finance or a Subsidiary;

          (10) Liens on any accounts receivable from or invoices to export customers (including, without limitation, Subsidiaries) and the proceeds thereof;

          (11) Liens on rights under contracts to sell, purchase or receive commodities to or from export customers (including, without limitation, Subsidiaries) and the proceeds thereof;

          (12) Liens on cash deposited as collateral in connection with financings where Liens are permitted under clause (10) and (11) of this definition;

          (13) Liens extending, renewing or replacing, in whole or in part Liens permitted pursuant to clauses (1) through (8), so long as the principal amount of the Indebtedness secured by such Lien does (i) in the case of clauses (1) to (5), inclusive, (7) and (8), exceed its original principal amount and (ii) in the case of clause (6), exceed the principal amount thereof outstanding immediately prior to the execution and delivery of the indenture;

          (14) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of Bunge Limited or the Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Bunge Limited or the Subsidiaries;

          (15) Liens on accounts receivable and other related assets arising in connection with transfers thereof to the extent that such transfers are treated as sales of financial assets under FASB Statement No. 140, as in effect from time to time; and

          (16) Liens on intercompany loans (or interests therein) made to Bunge Limited or certain of its Subsidiaries and held by the trustee under the master trust, as described under "Description of Master Trust Structure".

For purposes of this definition, (A) the phrases "accounts receivable from or invoices to export customers" and "contracts to sell, purchase or receive commodities to (from) export customers" refer to invoices or accounts receivable derived from the sale of, or contracts to sell, purchase or receive wheat, soybeans or other commodities or products derived from the processing of wheat, soybeans or other commodities, by or to Bunge Limited or a Subsidiary that have been or are to be exported from the country of origin whether or not such sale is made by a Subsidiary or to any of its Subsidiaries; and (B) property of a party to a corporate reorganization which is not Bunge Limited or a Subsidiary will be deemed to be or have been "acquired" by Bunge Limited or such Subsidiary as part of such corporate reorganization even if Bunge Limited or Subsidiary, as the case may be, is not the surviving entity.

        "Property" means any property, whether presently owned or hereafter acquired, including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.

        "Property Reinvestment Application" means, with respect to any disposition of property, the satisfaction of each of the following conditions:

          (1)  Bunge Limited or any of its Subsidiaries making such disposition will have either (a) entered into one or more agreements to apply an amount equal to the Net Proceeds Amount with respect to such disposition to the acquisition by Bunge Limited or such Subsidiary of property or (b) received property as consideration in an amount equal to the Net Proceeds Amount, in each case that upon such acquisition or receipt as consideration is unencumbered by any Lien (other than Permitted Liens or Liens permitted as described under "—Exception to Limitation on Liens and Restriction on Sale Leasebacks") and that

            (i)    constitutes property that is property classifiable under U.S. GAAP as non-current to the extent that such proceeds are derived from the disposition of property that was properly classifiable as non-current, and otherwise properly classifiable as either current or non-current, and to be used in the ordinary course of business of Bunge Limited and the Subsidiaries; or

            (ii)  constitutes equity interests of a person that will own, or invest the proceeds received from Bunge Limited or its Subsidiaries in, property of the nature described in the immediately preceding clause (i);

  provided that the transactions contemplated by such agreement or agreements are consummated within one year following the consummation of such disposition; and

          (2)  Bunge Limited delivers a certificate of an officer of Bunge Limited to the trustee referring to the provisions under "—Limitation on Sales of Assets" and identifying the property that was the subject of such disposition, the Disposition Value of such property, and the nature, terms, amount and application of the proceeds from such disposition.

        "Reference Treasury Dealer" means Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and one other primary U.S. government securities dealer in New York City selected by the Independent Investment Banker (each, a "Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Bunge Limited Finance will substitute another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date fixed for the redemption of notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date.

        "Senior Indebtedness" means all Indebtedness of Bunge Limited and its Subsidiaries that is not subordinated in right of payment or security to Indebtedness evidenced by the senior notes.

        "Short-Term Indebtedness" means any Indebtedness not constituting Long-Term Indebtedness.

        "Subsidiary" means any corporation, limited liability company or other business entity of which the requisite number of shares of stock or other equity ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors, managers or trustees thereof, or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Bunge Limited, one or more of the Subsidiaries, or a combination thereof. Notwithstanding the foregoing, Fosfertil S.A. shall not be deemed a Subsidiary of Bunge Limited for the purpose of the covenants described under "—Limitations on Liens," "—Restrictions on Sale Leasebacks," "Exception to Limitation on Liens and Restriction on Sale-Leasebacks," "Limitation on Sale of Assets," Clauses (1) and (3) of "Financial Covenants" and "Limitation on Indebtedness of Subsidiaries" above.

        "Subsidiary Stock" means, with respect to any person, the shares or stock (or any options or warrants to purchase shares or stock or other securities (as such term is defined in Section 2(1) of the Securities Act) exchangeable for or convertible into shares or stock) of any subsidiary of such person.

        "Total Non-Designated Obligor Indebtedness" means all Short-Term Indebtedness and Long-Term Indebtedness of Non-Designated Obligors incurred and/or outstanding within the limitations described under "—Limitation on Indebtedness of Subsidiaries".

        "Treasury Yield" means, with respect to any date fixed for the redemption of notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such date.

DESCRIPTION OF MASTER TRUST STRUCTURE

        Bunge Limited formed a master trust in order to permit it and its subsidiaries to borrow funds on both a short-term and long-term basis on a more efficient basis. The master trust was created under New York law pursuant to a pooling agreement among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, and The Bank of New York, as trustee. The primary assets of the master trust consist of intercompany loans made to Bunge Limited and its subsidiaries with the proceeds of funds raised by the master trust through the issuance of variable funding certificates.

        The intercompany loans held by the master trust are made by two of Bunge Limited's subsidiaries. Bunge Finance Limited, Bunge Limited's wholly owned subsidiary organized under the laws of Bermuda, makes loans to Bunge Limited and its non-U.S. subsidiaries. Bunge Finance North America, Inc., a Delaware corporation and a wholly owned subsidiary of Bunge N.A. Holdings, Inc. (which is, in turn, wholly owned by us), makes loans to Bunge Limited's U.S. subsidiaries. Each intercompany loan bears interest at a floating rate specified from time to time by the Bunge subsidiary making the loan at the estimated blended cost of funds of the master trust (plus a small profit margin). Bunge Finance Limited and Bunge Finance North America, Inc. are parties to a sale agreement with Bunge Funding, Inc. under which each intercompany loan, together with all property and proceeds related thereto, is sold to Bunge Funding, Inc. Bunge Funding, Inc., in turn, immediately sells the intercompany loans to the master trust pursuant to a pooling agreement. Bunge Management Services, Inc. services the intercompany loans held by the master trust in accordance with the terms of a servicing agreement among Bunge Management Services, Inc., Bunge Funding, Inc. and The Bank of New York, as trustee.

        We raise the funds to fund the intercompany loans by having the master trust issue trust certificates either to a special purpose subsidiary that is incurring indebtedness or directly to third party investors. As of the date of this prospectus, the master trust has issued five series of trust certificates under series supplements to the pooling agreement, including a series 2002-1 variable funding certificate held by Bunge Limited Finance. The trustee under the master trust is required to allocate collections on the intercompany loans to the trust certificates, including the series 2002-1 variable funding certificate, on an equal basis based upon the principal and accrued interest outstanding with respect to all trust certificates. The master trust may from time to time issue additional series of trust certificates which rank equal in right of payment with the outstanding trust certificates.

        The maximum face amount of the series 2002-1 variable funding certificate held by Bunge Limited Finance is $2,500,000,000. The outstanding amount of the series 2002-1 variable funding certificate varies based on the outstanding amount of indebtedness of Bunge Limited Finance. Under the master trust facility documentation, all of the proceeds borrowed under Bunge Limited Finance's current facilities were used to fund intercompany loans which are acquired by the master trust. In the case of the senior notes, Bunge Limited Finance was required to use all of the net proceeds from the sale of the senior notes to increase its investment in the series 2002-1 variable funding certificate, and the master trust used such proceeds to acquire intercompany loans. The principal and interest outstanding on the series 2002-1 variable funding certificate must at all times exceed the aggregate principal and interest outstanding on all of Bunge Limited Finance's debt, including, without limitation, the senior notes. Accordingly, the holders of the senior notes will benefit to the extent that payments of principal and interest are made by the borrowers on the intercompany loans held by the master trust. The master trust is intended to allow creditors of Bunge Limited Finance and other holders of master trust certificates to have the benefit of claims on Bunge Limited's subsidiaries obligated under intercompany loans. However, intercompany loans made under the master trust facility directly to Bunge Limited do not create any claims against its subsidiaries for the benefit of the holders of the senior notes. Although the series 2002-1 variable funding certificate is not pledged to the holders of the senior notes, the series 2002-1 variable funding certificate and related hedging agreements are the only assets held by Bunge Limited Finance and may not be pledged by Bunge Limited Finance to any of its creditors or any other person. Under the design of the master trust facility structure, the senior notes have the benefit of the series 2002-1 variable funding certificate and the holders of the senior notes thus have the benefit of access on an equal basis with other creditors holding indebtedness owed or payable by Bunge Limited Finance to the payments made on the series 2002-1 variable funding certificate.

        Bunge Limited Finance has been organized and structured to be a bankruptcy-remote entity. As part of the bankruptcy-remote structure of Bunge Limited Finance, the certificate of incorporation of Bunge Limited Finance requires the vote of at least two directors who are individuals that are "independent" (within the meaning of the certificate of incorporation of Bunge Limited Finance) of Bunge Limited and its affiliates (except that such independent directors of Bunge Limited Finance may also be the independent directors of Bunge Asset Funding Corp., Bunge Funding, Inc., Bunge Funding Europe B.V. and any other financing subsidiary established to advance funds to the master trust) in order to, among other things, (1) file a voluntary petition for bankruptcy under the U.S. bankruptcy code or (2) change the voting requirement with respect to the filing of such a voluntary petition for bankruptcy. Each of Bunge Limited Finance's creditors has made "non-petition" agreements agreeing not to institute, or join any other person in instituting, against Bunge Limited Finance, any bankruptcy or similar insolvency proceeding under the laws of any jurisdiction for a period of one year and one day after all outstanding debt of Bunge Limited Finance has been paid in full.

        If Bunge Limited Finance were to become subject, for any reason, to any voluntary or involuntary bankruptcy proceeding, the proceeds of payments to the master trust on the intercompany loans would be subject to such bankruptcy proceedings. In such event, the holders of the senior notes would experience delays in recovering principal and interest on their senior notes from the proceeds of such intercompany loans. The holders of the senior notes would, however, be able to make a claim on Bunge Limited's guarantee in such circumstances unless the guarantee is unavailable for any reason (whether due to our bankruptcy or otherwise).

        Credit facilities and debt issuances that use the master trust structure include the following:

  •
  $560 million commercial paper facility, backed by a revolving credit facility consisting of a $336 million 364-day tranche and a $224 million three-year tranche;

  •
  $107 million three-year Trust Certificate due 2003;

  •
  $18 million five-year Trust Certificate due 2005;

  •
  $460 million three-year revolving credit facility;

  •
  $50 million three-year senior credit facility;

  •
  $82 million 6.31% Senior Guaranteed Notes, Series A, Due September 30, 2007;

  •
  $53 million 6.78% Senior Guaranteed Notes, Series B, Due September 30, 2009;

  •
  $351 million 7.44% Senior Guaranteed Notes, Series C, Due September 30, 2012;

  •
  $200 million 7.80% Senior Notes Due 2012; and

  •
  $250 million 3.75% Convertible Notes Due 2022.

        Our financings under the master trust structure contain various restrictive covenants that in some cases include limitations on, among other things, our ability to (1) merge, amalgamate or sell all or substantially all of our assets, (2) incur certain liens, (3) enter into certain sale-leaseback transactions and (4) incur certain indebtedness by subsidiaries. In addition, Bunge Limited must comply with certain financial covenants as of the end of each fiscal quarter. All of the restrictive covenants in the master trust financings are subject to significant qualifications and exceptions.

TAXATION

BERMUDA TAX CONSIDERATIONS

        The following discussion is the opinion of Conyers Dill & Pearman, our special Bermuda tax counsel. At the present time there is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made by Bunge Limited pursuant to the guarantee included in the indenture governing the senior notes and there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Bunge Limited in connection with the issuance of the exchange senior notes by Bunge Limited Finance. Bunge Limited has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to Bunge Limited or to any of Bunge Limited's operations or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by Bunge Limited in respect of real property or leasehold interests in Bermuda held by Bunge Limited.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of unregistered senior notes for exchange senior notes, and of the ownership and disposition of the exchange senior notes, by beneficial owners ("Holders") that have held the unregistered senior notes, and that will hold the exchange senior notes, as capital assets. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended ("Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This summary is intended for general information only, and does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to the particular circumstances of Holders, or to Holders that may be subject to special U.S. federal income tax rules (such as dealers in securities or foreign currencies, insurance companies, real estate investment trusts, regulated investment companies, financial institutions, partnerships and other pass-through entities, U.S. expatriates, tax-exempt organizations, United States Holders (as defined below) whose functional currency is not the U.S. dollar, and persons who hold unregistered senior notes or the exchange senior notes as part of a hedge, straddle, conversion or constructive sale transaction or other risk reduction transaction). Furthermore, this summary does not address any state, local or foreign tax implications, or any aspect of U.S. federal tax law other than income taxation.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF UNREGISTERED SENIOR NOTES FOR EXCHANGE SENIOR NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE SENIOR NOTES, BASED UPON THEIR PARTICULAR SITUATIONS INCLUDING ANY CONSEQUENCES ARISING UNDER THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

        For purposes of this discussion, a "United States Holder" means a Holder of an unregistered senior note or exchange senior note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on

August 20, 1996 and has elected to continue to be treated as a United States person under the Code. Correspondingly, a "Foreign Holder" is a Holder of an unregistered senior note or exchange senior note that is not a United States Holder. The U.S. federal income tax consequences of a partner in a partnership holding unregistered senior notes or exchange senior notes generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding unregistered senior notes or exchange senior notes should consult their own tax advisors.

Exchange Offer

        The exchange of an unregistered senior note for an exchange senior note pursuant to the exchange offer will not be taxable to the exchanging Holder for U.S. federal income tax purposes. As a result, an exchanging Holder:

  •
  would not recognize any gain or loss on the exchange;

  •
  would have a holding period for the exchange senior note that includes the holding period for the unregistered senior note exchanged therefor; and

  •
  would have an adjusted tax basis in the exchange senior note immediately after the exchange equal to its adjusted tax basis in the unregistered senior note exchanged therefor immediately prior to the exchange.

        The exchange offer is not expected to result in any U.S. federal income tax consequences to a non-exchanging Holder.

Ownership and Disposition of Exchange Senior Notes

United States Holders

Payments of Stated Interest

        Stated interest payable on an exchange senior note generally will be taxable to a United States Holder as ordinary interest income at the time the interest is accrued or received in accordance with the United States Holder's regular method of tax accounting

Market Discount and Premium

        A United States Holder that purchased an unregistered senior note at a price less than its principal amount, would be treated for U.S. federal income tax purposes as having purchased the unregistered senior note (and as having acquired the exchange senior note) with market discount, subject to a de minimis exception. In the case of an unregistered senior note and exchange senior note having market discount, a United States Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, the exchange senior note as ordinary income to the extent of the market discount that accrued during such United States Holder's holding period for the unregistered senior note and exchange senior note, unless such United States Holder elects to annually include market discount in gross income over time as the market discount accrues (on a ratable basis or, at the election of the United States Holder, constant yield basis). Such election, once made, is irrevocable. In addition, a United States Holder that holds an exchange senior note with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the exchange senior note.

        Furthermore, if a senior note is purchased by a United States Holder with a more than de minimis market discount and is subsequently disposed in a transaction that is nontaxable in whole or in part (other than certain transactions described in section 1276(d) of the Code), accrued market discount will be includible in gross income as ordinary income as if such United States Holder had sold the senior note at its then fair market value.

        A United States Holder that purchased an unregistered senior note (and, therefore, acquired the exchange senior note) for an amount in excess of its principal amount may elect to treat the excess as "amortizable bond premium," in which case, the amount required to be included in the United States Holder's income each year with respect to interest on the exchange senior note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to that year. Any election to amortize bond premium will apply to all exchange senior notes held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the IRS.

Sales and Other Taxable Dispositions

        In general, upon the sale or other taxable disposition of an exchange senior note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on such sale or other taxable disposition (not including any amount attributable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and therefore will be taxable as ordinary income) and such Holder's adjusted tax basis in the exchange senior note. Such gain or loss generally will be capital gain or loss (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the exchange senior note but not previously included in the gross income of the United States Holder), and such capital gain or loss will constitute long term capital gain or loss if the exchange senior note was held by such United States Holder for more than one year and otherwise will be short term capital gain or loss. A United States Holder's adjusted tax basis in an exchange senior note generally will equal the cost of the exchange senior note to such Holder, increased by any market discount previously included into gross income and reduced by any principal payments received by such Holder. Under current U.S. federal income tax law, net long-term capital gains of non-corporate Holders (including individuals) are eligible for taxation at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations under the Code.

Foreign Holders

Payments of Stated Interest

        Payments of stated interest on an exchange senior note by Bunge Limited Finance or any paying agent to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax, provided that:

  •
  the interest income in respect of an exchange senior note is not effectively connected with the conduct by the Foreign Holder of a trade or business within the United States;

  •
  the Foreign Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares entitled to vote;

  •
  the Foreign Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through stock ownership;

  •
  the Foreign Holder is not a bank whose receipt of interest on an exchange senior note is described in Code Section 881(c)(3)(A); and

  •
  the certification requirements under Code Section 871(h) or 881(c) and Treasury regulations thereunder and described generally below are met.

        For purposes of Code Sections 871(h) and 881(c) and the underlying Treasury regulations, in order to obtain the exemption from U.S. federal income and withholding tax described above, either (1) the

Foreign Holder must provide its name and address, and certify, under penalties of perjury, to us or our paying agent, as the case may be, that such Holder is not a United States person or (2) the Foreign Holder must hold its exchange senior notes through certain intermediaries and both the Foreign Holder and the relevant intermediary must satisfy the certification requirements of applicable Treasury regulations. A certificate described in this paragraph is generally effective only with respect to payments of interest made to the certifying Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury regulations, the foregoing certification generally may be provided by a Foreign Holder on IRS Form W-8BEN (or other applicable W-8 form). Special certification and other rules apply to Foreign Holders that are pass-through entities.

        Payments of interest on an exchange senior note that do not satisfy all of the foregoing requirements generally will be subject to 30% U.S. federal withholding tax unless the Foreign Holder provides us or our paying agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty. However, if the interest income in respect of an exchange senior note is effectively connected with the conduct by the Foreign Holder of a U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Foreign Holder), then such interest income generally will be exempt from the withholding tax described above, and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated tax rates applicable to United States Holders. A Foreign Holder must provide a duly executed IRS Form W-8ECI to us or our paying agent in order to avoid U.S. federal withholding tax in respect of effectively connected interest income. In certain circumstances, a Foreign Holder that is a corporation also may be subject to an additional "branch profits tax" in respect of effectively connected interest income (currently a 30% rate or, if applicable, a lower tax treaty rate).

Sales and Other Taxable Dispositions

        In general, a Foreign Holder of an exchange senior note will not be subject to U.S. federal income tax on any gain recognized on the sale or other taxable disposition of an exchange senior note, unless:

  •
  such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder (and, if a tax treaty applies, is attributable to a United States permanent establishment maintained by the Foreign Holder).

Backup Withholding and Information Reporting

        Under current U.S. federal income tax law, a backup withholding tax at specified rates (currently 30%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain Holders of exchange senior notes. In the case of a noncorporate United States Holder, information reporting requirements will apply to payments of principal or interest made by us or any paying agent thereof on an exchange senior note. Backup withholding tax will apply to a United States Holder if:

  •
  the United States Holder fails to furnish its Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required;

  •
  the United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

  •
  the payor is notified by the IRS that the United States Holder has failed to properly report payments of interest or dividends; or

  •
  under certain circumstances, the United States Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

        Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including corporations (within the meaning of Code Section 7701(a)), tax-exempt organizations or qualified pension and profit-sharing trusts. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable.

        We must report annually to the IRS, and to each Foreign Holder, the amount of interest paid to you on an exchange senior note and the amount of tax withheld with respect to those payments. Copies of the information returns reporting those interest payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Backup withholding will not apply to payments of principal or interest made by us or any paying agent thereof on an exchange senior note (absent actual knowledge or reason to know that the Holder is actually a United States Holder) if such Holder has provided the required certification under penalties of perjury that it is not a United States person or has otherwise established an exemption. Backup withholding and information reporting may apply to the proceeds of the sale of an exchange senior note within the United States or conducted through certain U.S. related financial intermediaries unless the certification requirements described under "—Foreign Holders—Payments of Interest" above are satisfied and the payor does not have actual knowledge or reason to know that the Holder is actually a United States Holder or the Holder has otherwise established an exemption. Foreign Holders of exchange senior notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

        Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against a Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange senior notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange senior notes received in exchange for unregistered senior notes where such unregistered senior notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange senior notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange senior notes by broker-dealers. Exchange senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange senior notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange senior notes. Any broker-dealer that resells exchange senior notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange senior notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange senior notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

        Bunge Limited is a Bermuda exempted company. Most of Bunge Limited's directors and officers and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of Bunge Limited's assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States and to enforce in the United States judgments obtained in U.S. courts against Bunge Limited or those persons based on the civil liability provisions of the U.S. securities laws. Bunge Limited has been advised by its Bermuda counsel, Conyers Dill & Pearman, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against it or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against Bunge Limited or its directors or officers under the securities laws of other jurisdictions.

        Bunge Limited has submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of this offering, and Bunge Limited has agreed to accept service of process in any such action at its principal executive offices in White Plains, New York.

LEGAL MATTERS

        The validity of the exchange senior notes and the guarantee will be passed upon by Winston & Strawn, Chicago, Illinois. In addition, certain U.S. federal income tax consequences of these securities will be passed upon by Shearman & Sterling, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated by reference in this prospectus by reference from Bunge Limited's Annual Report on Form 20-F for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in methods of accounting for goodwill and asset retirement obligations in 2002), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte & Touche LLP is Two World Financial Center, New York, NY 10281.

        The consolidated financial statements of Cereol S.A. at September 30, 2002 and at December 31, 2001 and for the nine month period ended September 30, 2002 and the year ended December 31, 2001 are incorporated in this prospectus by reference from Bunge Limited's Annual Report on Form 20-F for the year ended December 31, 2002 and have been audited by Deloitte Touche Tohmatsu (France), independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the basis of presentation of the 2001 consolidated financial statements of Cereol S.A. described in Note 1 to the consolidated financial statements and to claims and litigation in progress described in Note 15.c to the consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte Touche Tohmatsu (France) is 185, Av. Charles de Gaulle, 92524 Neuilly sur Seine, France.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Bunge Limited Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the director, officer, is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred by such person in connection therewith.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Bunge Limited Finance Corp.'s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law. All of Bunge Limited Finance Corp.'s directors and officers are insured against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

        Bunge Limited's bye-laws contain a broad waiver by Bunge Limited's shareholders of any claim or right of action, both individually and on Bunge Limited's behalf, against any of Bunge Limited's officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against Bunge Limited's officers and directors unless the act or failure to act involves fraud or dishonesty. Bunge Limited's bye-laws also indemnify Bunge Limited's directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

        Section 98 of the Companies Act 1981 (the "Companies Act"), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect to any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

        Bunge Limited maintains standard policies of insurance under which coverage is provided (a) to its directors, secretaries and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Bunge Limited with respect to payments which may be made by Bunge Limited to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits

        See the index to exhibits that appears immediately following the signature pages to this registration statement.

Item 22. Undertakings

        (a)  The undersigned registrants hereby undertake:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that the undertakings set forth in clauses (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

        (b)  The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (d)  The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 2nd day of May, 2003.

BUNGE LIMITED FINANCE CORP.
By:	/s/ MORRIS KALEF
	Name:	Morris Kalef
	Title:	President

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Morris Kalef and William M. Wells, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ MORRIS KALEF Morris Kalef	President and Director	May 2, 2003
/s/ FRANK MARCHIONY Frank Marchiony	Treasurer	May 2, 2003
/s/ T.K. CHOPRA T.K. Chopra	Director	May 2, 2003
/s/ STUART D. HONSE Stuart D. Honse	Director	May 2, 2003
/s/ CARLETON D. PEARL Carleton D. Pearl	Director	May 2, 2003
/s/ WILLIAM M. WELLS William M. Wells	Director	May 2, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 2nd day of May, 2003.

BUNGE LIMITED
By:	/s/ ALBERTO WEISSER
	Name:	Alberto Weisser
	Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Alberto Weisser and William M. Wells, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ ALBERTO WEISSER Alberto Weisser	Chief Executive Officer and Chairman of the Board of Directors	May 2, 2003
/s/ WILLIAM M. WELLS William M. Wells	Chief Financial Officer	May 2, 2003
/s/ T.K. CHOPRA T.K. Chopra	Controller and Principal Accounting Officer	May 2, 2003
Jorge Born, Jr.	Deputy Chairman and Director	May , 2003
Ernest G. Bachrach	Director	May , 2003
/s/ ENRIQUE H. BOILINI Enrique H. Boilini	Director	May 2, 2003
/s/ MICHAEL H. BULKIN Michael H. Bulkin	Director	May 2, 2003

Octavio Caraballo	Director	May , 2003
/s/ FRANCIS COPPINGER Francis Coppinger	Director	May 2, 2003
/s/ BERNARD DE LA TOUR D'AUVERGNE LAURAGUAIS Bernard de La Tour d'Auvergne Lauraguais	Director	May 2, 2003
/s/ WILLIAM ENGELS William Engels	Director	May 2, 2003
Paul H. Hatfield	Director	May , 2003
/s/ CARLOS BRAUN SAINT Carlos Braun Saint	Director	May 2, 2003
/s/ WILLIAM M. WELLS Bunge Limited, U.S. Office By: William M. Wells, Chief Financial Officer	Authorized Representative in the United States	May 2, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
3.1	Memorandum of Association (incorporated by reference from Bunge Limited's Form F-1 (No. 333-65026) filed July 31, 2001)
3.2	Bye-laws, as amended and restated, (incorporated by reference from Bunge Limited's Form 20-F filed March 31, 2003)
3.3*	Certificate of Incorporation of Bunge Limited Finance Corp.
3.4*	By-laws of Bunge Limited Finance Corp.
4.1*	Indenture, dated as of October 15, 2002 among Bunge Limited Finance Corp., Bunge Limited and The Bank of New York
4.2*	Form of Exchange Senior Note
4.3*
Exchange and Registration Rights Agreement dated October 15, 2002 among Bunge Limited Finance Corp., Bunge Limited, J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation
5.1*	Opinion of Winston & Strawn
5.2*	Opinion of Conyers Dill & Pearman
8.1*	Tax Opinion of Conyers Dill & Pearman
8.2*	Tax Opinion of Shearman & Sterling
10.1*	Share Purchase Agreement between Bunge Limited and Solae Holdings LLC
10.2*	Contribution Agreement dated as of April 1, 2003 between Central Soya Company, Inc. and Solae Holdings LLC
10.3*	Amended and Restated Limited Liability Company Agreement of Solae Holdings LLC dated as of April 1, 2003
12.1*	Statement regarding Computation of Ratios of Earnings to Fixed Charges
21.1	Subsidiaries of Bunge Limited (incorporated by reference from Bunge Limited's Form 20-F filed March 31, 2003)
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Deloitte Touche Tohmatsu
23.3*	Consent of Winston & Strawn (included in Exhibit 5.1)
23.4*	Consent of Conyers Dill & Pearman (included in Exhibits 5.2 and 8.1)
23.5*	Consent of Shearman & Sterling (included in Exhibit 8.2)
24.1*	Power of Attorney of Bunge Limited Finance Corp. (included in signature page)
24.2*	Power of Attorney of Bunge Limited (included in signature page)
25*	Statement of Eligibility of Trustee on Form T-1
99.1*	Form of Letter of Transmittal
99.2*	Form of Notice of Guaranteed Delivery

*
Filed herewith

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TABLE OF CONTENTS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
SUMMARY OF THE EXCHANGE OFFER
SUMMARY DESCRIPTION OF THE EXCHANGE SENIOR NOTES
RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)
RISK FACTORS
CAPITALIZATION AND INDEBTEDNESS
USE OF PROCEEDS
THE EXCHANGE OFFER
DESCRIPTION OF THE SENIOR NOTES
DESCRIPTION OF MASTER TRUST STRUCTURE
TAXATION
BERMUDA TAX CONSIDERATIONS
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX